Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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In re	:	Chapter 11
:
ALERIS INTERNATIONAL, INC., et al.,	:	Case No. 09-10478 (BLS)
:
Debtors.	:	(Jointly Administered)
:
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FIRST AMENDED JOINT PLAN OF REORGANIZATION OF ALERIS

INTERNATIONAL, INC. AND ITS AFFILIATED DEBTORS, AS MODIFIED

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12.4	Dissolution of Creditors’ Committee		70

12.5	Notices		70

12.6	Headings		71

12.7	Inconsistency		71

12.8	Severability		71

12.9	Governing Law		72

12.10	Tax Related Provisions		72

	12.10.1	Exemption from Transfer Taxes	72

	12.10.2	Expedited Determination of Postpetition Taxes	72

EXHIBITS TO THE PLAN

Exhibit No.	Description

1.1.5	Acquisition Agreement

1.1.32	Form of Amended and Restated Organizational Documents of HoldCo, IntermediateCo, and the Reorganized Debtors

1.1.49	Amendment to the Claims Settlement Guidelines

1.1.56	Contribution Agreement

1.1.85	Equity Commitment Agreement

1.1.113	Form of IntermediateCo Note Indenture

1.1.115	Form of Certificate of Designation of IntermediateCo Preferred Stock

1.1.152	Form of Registration Rights Agreement

1.1.177	Form of Stockholders Agreement

7.10.1	Letter Amending the European Term Loan Facility

7.10.2	Letter Amending the DIP Term Credit Agreement

SCHEDULES TO THE PLAN

Schedule No.	Description

1.1.10	ADH Liquidity Adjustment

1.1.11(j)	ADH Plan Deductions

1.1.109	Insured Claims

1.1.188	U.S. Liquidity Adjustment

1.1.189(o)	U.S. Plan Deductions

7.6.1	Transactions under Section 7.6.1 of the Plan (Merger/Dissolution/Consolidation)

7.6.3	Assets to Be Disposed under Section 7.6.3 of the Plan (Disposition of Certain Assets)

7.11.2	Members of HoldCo Board of Directors

9.1	Executory Contracts and Leases to Be Assumed

9.2	Executory Contracts and Leases to Be Rejected

9.4	Previously Scheduled Contracts

9.8	Management Agreements

UNITED STATES BANKRUPTCY COURT DISTRICT OF DELAWARE

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:

In re	:	Chapter 11
:
ALERIS INTERNATIONAL, INC., et al.,	:	Case No. 09-10478 (BLS)
:
Debtors.	:	(Jointly Administered)

:

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FIRST AMENDED JOINT PLAN OF REORGANIZATION OF ALERIS

INTERNATIONAL, INC. AND ITS AFFILIATED DEBTORS, AS MODIFIED

Aleris International, Inc. and its affiliated Debtors and Debtors in Possession (each as defined below) hereby propose the following joint plan of reorganization:

ARTICLE I

DEFINITIONS

1.1	Defined Terms.

As used herein, the following terms shall have the respective meanings specified below, unless the context otherwise requires:

1.1.1	2006 Senior Indenture. That certain Senior Indenture, dated December 19, 2006, among Aleris, as issuer, certain U.S. Debtors as guarantors, and LaSalle Bank National Association, as indenture trustee, pursuant to which Aleris issued those certain 2006 Senior Notes.

1.1.2	2006 Senior Notes. Those certain 9%/9.75% Senior Notes due 2014 and issued pursuant to the 2006 Senior Indenture.

1.1.3	2007 Senior Indenture. That certain Senior Indenture, dated September 11, 2007 among Aleris, as issuer, certain U.S. Debtors, as guarantors, and LaSalle Bank National Association, pursuant to which Aleris issued those certain 2007 Senior Notes.

1.1.4	2007 Senior Notes. Those certain 9% Senior Notes due 2014 and issued by Aleris pursuant to the 2007 Senior Indenture.

1.1.5	9019 Settlement. That certain settlement described in Section 7.3 of the Plan.

1.1.6	9019 Settlement Parties. Oaktree, Apollo, and the Debtors, each as parties to the 9019 Settlement.

1.1.7	Acquisition Agreement. That certain Asset Acquisition Agreement, dated February 5, 2010, among each OpCo, Aleris, and the Dissolving U.S. Subsidiaries, attached as Exhibit “1.1.7” to the Plan.

1.1.8	ADH. Aleris Deutschland Holding GmbH, as debtor and debtor in possession.

1.1.9	ADH Equity Interests. Equity Interests in ADH.

1.1.10	ADH Liquidity Adjustment. An amount equal to (a) the amount set forth in Schedule “1.1.10“ to the Plan on the applicable Determination Date plus (b) thirty percent (30%) of the Closing Liquidity Adjustment (if the Closing Liquidity Adjustment is a positive number) minus (c) the absolute value of thirty percent (30%) of the Closing Liquidity Adjustment (if the Closing Liquidity Adjustment is a negative number).

1.1.11	ADH Plan Deductions. The sum of the following, each as determined in accordance with Section 7.1.1 of the Plan and without duplication:

(a)	thirty-six percent (36%) of unpaid fees and expenses due and owing under the DIP Credit Agreements,

(b)	thirty-six percent (36%) of a reasonable estimate of additional unpaid fees and expenses that will be due and owing under the DIP Credit Agreements on the Effective Date,

(c)	forty percent (40%) of a reasonable estimate of fees and expenses that will be due and owing in connection with the Exit ABL Facility on the Effective Date,

(d)	thirty percent (30%) of the Structuring and Arrangement Fee,

(e)	thirty percent (30%) of the fees and expenses due and owing under the Equity Commitment Agreement,

(f)	thirty percent (30%) of a reasonable estimate of additional fees and expenses that will be due and owing under the Equity Commitment Agreement on the Effective Date,

(g)	the Administrative Expenses on account of fees and expenses incurred by professionals retained under section 327 of the Bankruptcy Code specifically for and by ADH (other than ordinary course professionals),

(h)	a reasonable estimate of additional Administrative Expenses on account of fees and expenses incurred by professionals retained under section 327 of the Bankruptcy Code specifically for and by ADH (other than ordinary course professionals) that will be due and owing on the Effective Date,

(i)	thirty-six percent (36%) of the Blackstone Fees,

(j)

the amount set forth on Schedule “1.1.11(j)“ to the Plan as the outstanding borrowings under the Belgian and German sub-facilities under the DIP Term Credit Agreement and borrowings under the European tranche of the DIP ABL

Credit Agreement, each on the applicable Determination Date, and

(k)	the ADH Liquidity Adjustment.

1.1.12	ADH Plan Value. The greater of (a) $300 million minus the ADH Plan Deductions and (b) the ADH Roll-Up Value plus the European Term Loan Minimum Recovery.

1.1.13	ADH Roll-Up Stock. Non-Rights Offering Common Stock multiplied by a fraction, the numerator of which is the ADH Roll-Up Value and the denominator of which is the Plan Value.

1.1.14	ADH Roll-Up Subscription Notes. IntermediateCo Notes in an aggregate principal amount equal to the aggregate principal amount of the IntermediateCo Notes multiplied by a fraction, the numerator of which is the ADH Roll-Up Value and the denominator of which is the Plan Value.

1.1.15	ADH Roll-Up Subscription Stock. Number of shares of Rights Offering Common Stock equal to the aggregate number of shares of Rights Offering Common Stock multiplied by a fraction, the numerator of which is the ADH Roll-Up Value and the denominator of which is the Plan Value.

1.1.16	ADH Roll-Up Subscription Rights. The rights to subscribe for units consisting of the ADH Roll-Up Subscription Stock and the ADH Roll-Up Subscription Notes to be issued on the Effective Date at the Subscription Purchase Price on the terms and subject to the conditions set forth in Section 7.1.1 of the Plan.

1.1.17	ADH Roll-Up Value. An amount equal to (a) $25 million plus (b) interest accrued from August 1, 2009 to the Effective Date on European Roll-Up Term Loan Claims to be rolled up pursuant to the 9019 Settlement set forth in Section 7.3 of the Plan minus (c) interest received from August 1, 2009 to the Effective Date on the European Term Loan Claims to be rolled up into European Roll-Up Term Loan Claims pursuant to the 9019 Settlement.

1.1.18	ADH Term Loan Stock. Non-Rights Offering Common Stock multiplied by a fraction, the numerator of which is the ADH Term Loan Value and the denominator of which is the Plan Value.

1.1.19	ADH Term Loan Subscription Notes. IntermediateCo Notes in an aggregate principal amount equal to the aggregate principal amount of IntermediateCo Notes multiplied by a fraction, the numerator of which is the ADH Term Loan Value and the denominator of which is Plan Value.

1.1.20	ADH Term Loan Subscription Stock. Number of shares of Rights Offering Common Stock equal to the aggregate number of shares of Rights Offering Common Stock multiplied by a fraction, the numerator of which is the ADH Term Loan Value and the denominator of which is Plan Value.

1.1.21	ADH Term Loan Subscription Rights. The rights to subscribe for units consisting of the ADH Term Loan Subscription Stock and ADH Term Loan Subscription Notes to be

issued on the Effective Date at the Subscription Purchase Price on the terms and subject to the conditions set forth in Section 7.1.1 of the Plan.

1.1.22	ADH Term Loan Value. ADH Plan Value minus ADH Roll-Up Value.

1.1.23	Administrative Bar Date Order. An order of the Bankruptcy Court setting a deadline to file a proof of claim asserting an Administrative Expense.

1.1.24	Administrative Expense. Any Claim constituting a cost or expense of administration in these Chapter 11 Cases under section 503 of the Bankruptcy Code, including, without express or implied limitation, any actual and necessary costs and expenses of preserving the Debtors’ estates, any expenses of professionals under sections 330 and 331 of the Bankruptcy Code, any actual and necessary costs and expenses of operating the Debtors’ businesses, any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession (except as expressly provided otherwise herein), in connection with the conduct of their business or for the acquisition or lease of property or the rendition of services, any allowed compensation or reimbursement of expenses under section 503(b)(2)-(5) of the Bankruptcy Code, and any fees or charges assessed against the Debtors’ estates under section 1930, chapter 123, title 28, United States Code.

1.1.25	Administrative Expense Creditor. Any Creditor entitled to payment of an Administrative Expense.

1.1.26	Administrative Expense Objection Deadline. The first Business Day that is thirty (30) days after the Effective Date, as such date may be extended from time to time by order of the Bankruptcy Court.

1.1.27	Affiliate. Any entity that is an “affiliate” within the meaning of section 101(2) of the Bankruptcy Code.

1.1.28	Aleris. Aleris International, Inc., a Delaware corporation and Debtor and Debtor in Possession in the Chapter 11 Cases.

1.1.29	Aleris Equity Interests. Equity Interests in Aleris.

1.1.30	Allowed.

(a)	With respect to any Claim (other than an Administrative Expense, Other ADH Claim, or U.S. Affiliate Claim), proof of which was filed within the applicable period of limitation fixed in accordance with Bankruptcy Rule 3003(c)(3) by the Bankruptcy Court,

(i)	as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order of the Bankruptcy Court, such Claim to the extent asserted in the proof of such Claim, or

(ii)	as to which an objection has been interposed, such Claim to the extent that it has been allowed in whole or in part by a Final Order of the

Bankruptcy Court or by an agreement with the Debtors or Reorganized Debtors, as the case may be, in accordance with the Claims Settlement Guidelines as in effect at the time of such agreement.

(b)	Any claim allowed in accordance with the Claims Settlement Guidelines, by Final Order of the Bankruptcy Court, or under this Plan.

(c)	With respect to any Other ADH Claim or U.S. Affiliate Claim, such Claim to the extent it has been determined to be valid and enforceable in whole or in part in accordance with applicable non-bankruptcy law, and any dispute with respect to the allowance of such Claim shall be resolved in any appropriate forum of competent jurisdiction.

(d)	With respect to any Claim (other than an Administrative Expense), as to which no proof of claim was filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order of the Bankruptcy Court, such Claim to the extent that it has been listed by a Debtor in its Schedules as liquidated in amount and not disputed or contingent.

(e)	With respect to any Claim that is asserted to constitute an Administrative Expense,

(i)	that represents an actual or necessary expense of preserving the estate or operating any of the Debtors’ businesses for payment of goods, services, wages, or benefits or for credit extended to any of the Debtors, as debtor in possession, any such Claim to the extent that such claim is reflected as a postpetition liability of such Debtor on the Debtor’s books and records as of the Effective Date;

(ii)	in an action against any of the Debtors commenced after the Commencement Date and pending as of the Confirmation Date, any such Claim to the extent,

(1)	it is allowed by a Final Order of a court of competent jurisdiction or by agreement between the Reorganized Debtor and the holder of such Administrative Expense, and

(2)	if such Debtor disputes that such claim is a cost or expense of administration under sections 503(b) and 507(a)(1) of the Bankruptcy Code, to the extent the Bankruptcy Court determines by a Final Order that it constitutes a cost or expense of administration under sections 503(b) and 507(a)(1) of the Bankruptcy Code;

(iii)	timely filed in accordance with the Administrative Bar Date Order, any such Claim to the extent,

(1)	no objection is interposed by the Administrative Expense Objection Deadline, or

(2)	if an objection is interposed by the Administrative Expense Objection Deadline, is allowed in whole or in part by a Final Order of the Bankruptcy Court and only to the extent that such allowed portion is deemed, pursuant to a Final Order of the Bankruptcy Court, to constitute a cost or expense of administration under sections 503(b) and 507(a)(1) of the Bankruptcy Code; or

(iv)	that represents a Claim of a professional person employed under section 327 or 1103 of the Bankruptcy Code that is required to apply to the Bankruptcy Court for the allowance of compensation and reimbursement of expenses pursuant to section 330 of the Bankruptcy Code or an Administrative Expense arising under section 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 503(b)(6) of the Bankruptcy Code, such Claim to the extent it is allowed by a Final Order of the Bankruptcy Court; or

(v)	that is a fee or expense properly due and owing under the DIP Credit Agreements or Equity Commitment Agreement.

1.1.31	Allowed Amount. The lesser of (a) the dollar amount of an Allowed Claim or (b) the Estimated Amount of such Claim.

1.1.32	Amended and Restated Organizational Documents. The certificates or articles of incorporation and by-laws, partnership agreement, or limited liability company agreement, as applicable, of HoldCo, IntermediateCo, and each of the Reorganized Debtors, to be amended or amended and restated in accordance with Section 7.5 hereof, in substantially the form of Exhibit “1.1.32” to the Plan.

1.1.33	Apollo. Apollo Management VII, L.P. and its affiliated investment funds, and/or such other affiliate of Apollo Management VII, L.P. as it may designate.

1.1.34	Backstop Parties. Oaktree, Apollo, and Sankaty.

1.1.35	Ballot. The form or forms distributed to holders of impaired Claims and Equity Interests on which is to be indicated the acceptance or rejection of the Plan.

1.1.36	Bankruptcy Code. Title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

1.1.37	Bankruptcy Court. The United States District Court for the District of Delaware, having jurisdiction over these Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court constituted pursuant to section 151 of title 28 of the United States Code.

1.1.38	Bankruptcy Rules. The Federal Rules of Bankruptcy Procedure, as amended, as applicable to these Chapter 11 Cases, including the Local Rules of the Bankruptcy Court.

1.1.39	Bar Date. September 15, 2009 at 5:00 p.m. (New York Time).

1.1.40	Blackstone Fees. Unpaid Administrative Expenses on account of fees and expenses incurred by The Blackstone Group pursuant to their engagement letter dated May 19, 2009.

1.1.41	Board of Directors. The Board of Directors of each of the Debtors or each of the Reorganized Debtors, as it may exist from time to time.

1.1.42	Business Day. Any day on which commercial banks are required to be open for business in New York, New York.

1.1.43	Cancelled U.S. Equity Interests. Equity Interests in the Dissolving U.S. Subsidiaries.

1.1.44	Cash. Legal tender of the United States of America.

1.1.45	Cause of Action. Any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim, and demand whatsoever, whether known or unknown, in law, equity, or otherwise.

1.1.46	Chapter 11 Cases. The Debtors’ chapter 11 cases pending in the Bankruptcy Court and jointly administered under the caption In re Aleris International, Inc., et al., Case No. 09-10478 (BLS) (Jointly Administered).

1.1.47	Charging Lien. As defined in Section 7.9 of the Plan.

1.1.48	Claim. A “claim,” as defined in section 101(5) of the Bankruptcy Code, against the Debtors, as debtors or Debtors in Possession, whether or not asserted, whether or not the facts of or legal bases therefor are known or unknown, and specifically including, without express or implied limitation, any rights under sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, any claim of a derivative nature, any potential or unmatured contract claims, and any other Contingent Claim, whether or not it constitutes a “claim” under section 101(5) of the Bankruptcy Code.

1.1.49	Claims Settlement Guidelines. The settlement guidelines and authority contained in that certain Order Pursuant to Section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9019(b) Authorizing the Establishment of Procedures to Settle Certain Prepetition or Postpetition Claims Against the Debtors’ Estates, dated June 23, 2009 [Docket No. 706], as amended by the amendments set forth in Exhibit “1.1.49” to the Plan.

1.1.50	Class. Any group of Claims or Equity Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

1.1.51	Closing Liquidity Adjustment. An amount, determined as of the Determination Date, equal to:

(a)	if the Determination Date Net Working Capital is both (i) equal to or greater than the Net Working Capital Floor and (ii) equal to or less than the Net Working Capital Ceiling, zero dollars ($0.00);

(b)	if the Determination Date Net Working Capital is less than the Net Working Capital Floor, then the lesser of (i) the amount of such difference and (ii) $45 million, which in either case shall be expressed as a positive number; or

(c)	if the Determination Date Net Working Capital is greater than the Net Working Capital Ceiling, then the lesser of (i) the amount of such excess and (ii) $45 million, which in either case shall be expressed as a negative number.

1.1.52	Commencement Date.

(a)	For the U.S. Debtors, February 12, 2009.

(b)	For ADH, February 5, 2010.

1.1.53	Confirmation Date. The date on which the Confirmation Order has been entered by the Clerk of the Bankruptcy Court.

1.1.54	Confirmation Order. The order or orders of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

1.1.55	Contingent Claim. Any Claim, the liability for which attaches or is dependent upon the occurrence or happening, or is triggered by, an event, which event has not yet occurred, happened, or been triggered, as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the Debtors now or hereafter exists or previously existed.

1.1.56	Contribution Agreement. That certain Contribution Agreement, dated February 5, 2010, among HoldCo, IntermediateCo, and each OpCo attached as Exhibit “1.1.56” to the Plan.

1.1.57	Convenience Claim.

(a)	One or more Allowed General Unsecured Claims against any of the U.S. Debtors other than Debt Claims held by a Creditor in an aggregate Allowed Amount of $10,000 or less, or

(b)	One or more Allowed General Unsecured Claims against any of the U.S. Debtors other than Debt Claims held by a Creditor in an aggregate Allowed Amount greater than $10,000, the aggregate Allowed Amount of which has been reduced to $10,000 by the election of such Creditor, or

(c)	One or more General Unsecured Claims that are wholly Unliquidated Claims against any of the U.S. Debtors held by a Creditor, as to which the Creditor elects to liquidate at an amount equal to $10,000 for purposes of treating such General Unsecured Claims as an Allowed Convenience Claim.

1.1.58	Creditor. Any Entity that holds a Claim against any of the Debtors.

1.1.59

Creditors’ Committee. The Official Unsecured Creditors’ Committee, consisting of Entities appointed as members in the Chapter 11 Cases by the United States Trustee for the District of Delaware in accordance with section 1102(a) of the Bankruptcy Code and their duly appointed successors, if any, as the same may be reconstituted from time to time.

1.1.60	Debt Claim. Any General Unsecured Claim represented by a note or debt security issued pursuant to an indenture, bank credit agreement, note purchase agreement, or otherwise prior to the Commencement Date or any guarantee by any of the Debtors of any obligations of another Entity under any note or debt security issued pursuant to an indenture, bank credit agreement, note purchase agreement, or otherwise prior to the Commencement Date.

1.1.61	Debtor. Any of the U.S. Debtors or ADH. “Debtors” collectively refers to the U.S. Debtors and ADH.

1.1.62	Debtor in Possession. Any of the Debtors in its capacity as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. “Debtors in Possession” collectively refers to the Debtors in their capacity as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

1.1.63	Determination Date. The last day of the month immediately preceding the month in which the Confirmation Date occurs; provided, that if the Effective Date is more than forty-five (45) days after such Determination Date, then a new Determination Date shall be established on the last day of the month immediately preceding the month in which the Effective Date occurs.

1.1.64	Determination Date Net Working Capital. The Net Working Capital of Aleris and its subsidiaries as of the Determination Date.

1.1.65	DIP ABL Agent Bank. Deutsche Bank AG New York Branch, as administrative agent under the DIP ABL Credit Agreement, and each Entity acting as agent under the DIP ABL Credit Agreement or any related document from time to time.

1.1.66	DIP ABL Claim. Claims arising under the DIP ABL Credit Agreement.

1.1.67	DIP ABL Credit Agreement. That certain Amended and Restated Debtor-in-Possession Credit Agreement, dated as of August 1, 2006 and amended and restated as of December 19, 2006 and as further amended as of November 7, 2007, September 10, 2008, February 10, 2009, and amended and restated as of March 20, 2009 and further amended on June 29, 2009, December 29, 2009, and February 5, 2010 among Aleris, each of the other U.S. Debtors, Aleris Aluminum Canada S.E.C./Aleris Aluminum Canada L.P., Aleris Specification Alloy Products Canada Company, Aleris Switzerland GmbH, the lenders from time to time party thereto, the DIP ABL Agent, and Deutsche Bank AG New York Branch, Bank of America, N.A., and Wachovia Bank, N.A. as co-collateral agents, as further amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms of the DIP ABL Credit Agreement.

1.1.68	DIP Credit Agreements. Collectively, the DIP Term Credit Agreement and the DIP ABL Credit Agreement.

1.1.69	DIP Lenders. Collectively, the lender parties to the DIP Credit Agreements.

1.1.70	DIP Order. That certain Final Order Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure (A) Authorizing the Debtors to (I) Use Cash Collateral, and (II) Obtain Postpetition Financing and (B) Granting Adequate Protection, dated March 18, 2009 [Docket No. 299].

1.1.71	DIP Term Agent Bank. Deutsche Bank AG New York Branch, as administrative agent under the DIP Term Credit Agreement, and each Entity acting as agent under the DIP Term Credit Agreement or any related document from time to time.

1.1.72	DIP Term Credit Agreement. That certain Debtor-in-Possession Amended and Restated Credit Agreement, dated as of February 12, 2009 and amended and restated as of March 19, 2009 and amended as of May 12, 2009, June 29, 2009, December 29, 2009, January 29, 2010, and February 5, 2010, among Aleris, ADH, Aleris Aluminum Duffel BVBA, the lenders party thereto, and the DIP Term Agent Bank, as further amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms of the DIP Term Credit Agreement.

1.1.73	Disallowed Claim. A Claim that is disallowed in its entirety by an order of the Bankruptcy Court or such other court of competent jurisdiction, as the case may be.

1.1.74	Disbursing Agent. Any Entity in its capacity as a disbursing agent under Section 8.1 of the Plan.

1.1.75	Disputed Claim. A Claim that is neither an Allowed Claim nor a Disallowed Claim.

1.1.76	Dissolving U.S. Subsidiaries. Together, Aleris Aluminum U.S. Sales Inc. and Wabash Alloys, L.L.C.; and each a “Dissolving U.S. Subsidiary.”

1.1.77	Distribution. The payment or distribution under the Plan of property or interests in property to the holders of Allowed Claims.

1.1.78	Distribution Date. The first Business Day of the month commencing six (6) months after the Initial Distribution Date and every six (6) months thereafter until the Final Distribution Date.

1.1.79	Distribution Record Date. The first Business Day that is five (5) days from and after the Confirmation Date.

1.1.80	District Court. The United States District Court for the District of Delaware having jurisdiction over the Chapter 11 Cases.

1.1.81	DTC. Depository Trust Company.

1.1.82

Effective Date. A Business Day selected by the Debtors, with the consent of a Majority in Interest, that is within thirty-one (31) days after the date by which all of the conditions precedent to the effectiveness of the Plan specified in Section 10.1 have been satisfied or waived in accordance with such section, or, if a stay of the Confirmation Order is in effect, a date mutually acceptable to the Debtors and a Majority in Interest that is within thirty-one (31) days after the date of the expiration, dissolution, or lifting of such stay.

1.1.83	Encumbrance. With respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment, or encumbrance of any kind or nature in respect of such asset (including, without express or implied limitation, any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

1.1.84	Entity. An individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, or government or any political subdivision thereof, or other person or entity.

1.1.85	Equity Commitment Agreement. That certain equity commitment agreement, dated February 5, 2010 among the Debtors and the Backstop Parties annexed as Exhibit “1.1.85” to the Plan.

1.1.86	Equity Interest. Any interest in any of the Debtors represented by shares of common or preferred stock or membership interests or the right to acquire shares of common or preferred stock or membership interests.

1.1.87	Estimated Amount. The estimated dollar value of an Unliquidated Claim, Disputed Claim, or Contingent Claim pursuant to section 502(c) of the Bankruptcy Code.

1.1.88	European Roll-Up Term Loans. The German Roll-Up Loans, as defined in the DIP Term Credit Agreement.

1.1.89	European Roll-Up Term Loan Claim. Any Claims arising under the European Roll-Up Term Loans under the DIP Term Credit Agreement.

1.1.90	European Term Loan Acquisition Entity. A direct or indirect subsidiary of IMCO International, Inc. to be identified at or before the hearing to consider confirmation of the Plan.

1.1.91	European Term Loan Claim. Any Claim arising out of that certain European Term Loan Facility.

1.1.92	European Term Loan Facility. That certain €303 million sub-facility under the Prepetition Term Loan Agreements, among ADH, as borrower, and certain U.S. Debtors and non-debtor affiliates, as guarantors.

1.1.93	European Term Loan Minimum Recovery. $75 million.

1.1.94	Exchange Act. The Securities Exchange Act of 1934, as amended.

1.1.95	Exit ABL Facility. Asset-based lending facility to become available to the Reorganized Debtors on or after the Effective Date on terms and conditions reasonably acceptable to the Debtors and a Majority in Interest.

1.1.96	Final Distribution Date. The Distribution Date on or after the Initial Distribution Date and after all Disputed Claims have become either Allowed Claims or Disallowed Claims.

1.1.97	Final Order. An order as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, as the case may be, and their counsel or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

1.1.98	Final Subscription Purchase Price. As defined in Section 7.1.3(c) of the Plan.

1.1.99	Final Subscription Units. As defined in Section 7.1.3(c) of the Plan.

1.1.100	GAAP. Generally accepted accounting principles in the United States as set forth in the Financial Accounting Standards Board Accounting Standards Codification.

1.1.101	General Unsecured Claim. Any Claim against the U.S. Debtors other than a DIP Claim, an Administrative Expense, a U.S. Tax Claim, a Priority Non-Tax Claim, an Insured Claim, or a U.S. Roll-Up Term Claim. General Unsecured Claims include, without limitation, any U.S. Term Loan Claims and any Claims against the U.S. Debtors held by an Affiliate that is a direct or indirect holder of an equity interest in Aleris.

1.1.102	German Tranche of U.S. DIP Loan Claims. Any New Money DIP Term Claim against ADH arising under the DIP Term Credit Agreement.

1.1.103	HoldCo. ACH1 Holding Co., a Delaware corporation, which is or will be the parent of IntermediateCo and the indirect parent of each OpCo.

1.1.104	HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.1.105	Indenture Trustees. The respective indenture trustees under the Indentures.

1.1.106	Indenture Trustees’ Fees and Expenses. All the fees and expenses, including the reasonable fees and expenses of their attorneys and advisers, incurred by the Indenture Trustees under their respective indentures from the Commencement Date to the Effective Date.

1.1.107	Indentures. Collectively, the 2006 Senior Indenture, the 2007 Senior Indenture, and the Senior Subordinated Indenture and each, an “Indenture.”

1.1.108	Initial Distribution Date. A date after the Effective Date that is selected by the Reorganized Debtors in their discretion but, in any event, is within fifteen (15) days after the Effective Date, or such later date as the Bankruptcy Court may establish upon request by the Reorganized Debtors, for cause shown.

1.1.109	Insured Claims. Any Claim against any of the U.S. Debtors alleging damages, including without limitation, damages arising in connection with personal injuries, allegedly incurred as a result of the U.S. Debtors’ operations and activities prior to the U.S. Debtors’ Commencement Date that is allegedly covered by insurance issued on behalf of the applicable U.S. Debtor. A list of Insured Claims are identified or will be identified on Schedule “1.1.109” to the Plan.

1.1.110	Insurance Policies. The liability insurance policies that are potentially available to respond to defense costs and indemnity payments incurred in connection with the Insured Claims.

1.1.111	Insurance Proceeds. Any indemnity proceeds payable under the Insurance Policies with respect to liability for the Insured Claims.

1.1.112	IntermediateCo. AHC Intermediate Co., a Delaware corporation, which is or will be the parent of each OpCo.

1.1.113	IntermediateCo Note Indenture. That certain IntermediateCo Note Indenture to be entered into between IntermediateCo and an indenture trustee to be named at or before the Confirmation Hearing substantially in the form of Exhibit “1.1.113” to the Plan.

1.1.114	IntermediateCo Notes. Subordinated, unsecured notes issued pursuant to the IntermediateCo Note Indenture in an aggregate principal amount equal to Forty-Five and 00/100 Million Dollars ($45,000,000) and having such other terms, covenants, and conditions set forth therein.

1.1.115	IntermediateCo Preferred Stock. Preferred stock issued by IntermediateCo having the terms and conditions set forth in Exhibit “1.1.115” to the Plan.

1.1.116	Internal Revenue Code. The Internal Revenue Code of 1986, as amended from time to time, and any applicable rulings, Treasury Regulations, judicial decisions, and notices, announcements, and other releases of the United States Treasury Department or the IRS.

1.1.117	IRB. An industrial revenue bond.

1.1.118	IRS. The United States Internal Revenue Service.

1.1.119

Majority in Interest. At any time before the Voting Deadline, “Majority in Interest” shall mean Backstop Parties (a) having executed a Plan Support Agreement and (b) at such time, holding over fifty percent (50%) of the funding commitments under the Equity Commitment Agreement of the Backstop Parties that have executed a Plan Support Agreement, and at any time on and after the Voting Deadline, “Majority in Interest” shall mean Backstop Parties (x) having executed a Plan Support Agreement and (y) at such time, holding over eighty-three percent (83%) of the funding commitments under the Equity Commitment Agreement of the Backstop Parties that have executed a Plan Support Agreement (it being understood that for purposes of this definition, the percentage of funding commitments of each Backstop Party that executes a Plan Support Agreement shall equal the total amount of such Backstop Party’s European Term Loan Claims, European Roll-Up Term Loan Claims, and U.S. Roll-Up Term Loan Claims (such claims, the “Relevant Claims”), as a percentage of Relevant Claims held by all of the Backstop Parties that have executed a Plan Support Agreement and in each case giving pro forma effect to the 9019 Settlement).

1.1.120	Maximum Rights Offering Amount. $690 million.

1.1.121	Maximum Third-Party Reduction. The product of (i) the Preliminary Subscription Units, to which Rights Offering Participants (other than the Backstop Parties) would be entitled without giving effect to the Minimum Ownership Cutback multiplied by (ii) ninety percent (90%); provided, that, with respect to Rights Offering Participants (other than the Backstop Parties) exercising ADH Term Loan Subscription Rights, the percentage in this clause (ii) with respect to such ADH Term Loan Subscription Rights shall be equal to the percentage required to ensure that the total Subscription Purchase Price for the aggregate number of units distributable to the Rights Offering Participants (other than the Backstop Parties) exercising ADH Term Loan Subscription Rights after being reduced by the applicable Maximum Third-Party Reduction shall be equal to $50,000,000.

1.1.122	Minimum Oaktree/Apollo Equity Threshold. Subject to the proviso in the definition of “Maximum Third-Party Reduction,” percentage of New Common Stock issued on the Effective Date equal to (a) seventy-two and one tenth of a percent (72.1%) plus (b) the Minimum Oaktree/Apollo Equity Threshold Adjustment (if such amount is a positive number) minus (c) the absolute value of the Minimum Oaktree/Apollo Equity Threshold Adjustment (if such amount is a negative number).

1.1.123	Minimum Oaktree/Apollo Equity Threshold Adjustment. Percentage of New Common Stock issuable on the Effective Date, which percentage may be positive or negative, equal to the following:

(a)	the percentage of New Common Stock distributable to Oaktree and Apollo pursuant to the Plan and the Rights Offering based upon the principal amount of European Roll-Up Term Loan Claims, U.S. Roll-Up Term Loan Claims, and European Term Loan Claims held by Oaktree and Apollo as of the Confirmation Date plus interest that accrued on such amounts as of the Confirmation Date (including interest accrued pursuant to the 9019 Settlement set forth in Section 7.3 of the Plan) minus

(b)	the percentage of New Common Stock distributable to Oaktree and Apollo pursuant to the Plan and the Rights Offering based upon Oaktree and Apollo owning collectively the principal amount of European Roll-Up Term Loan Claims, U.S. Roll-Up Term Loan Claims, and European Term Loan Claims set forth in the Schedule 8(e) to the Equity Commitment Agreement plus interest that accrued on such amounts as of the Confirmation Date (including interest accrued pursuant to the 9019 Settlement set forth in Section 7.3 of the Plan), in each case calculated without giving effect to the Minimum Oaktree/Apollo Equity Threshold.

1.1.124	Minimum Ownership Cutback. As defined in Section 7.1.2 of the Plan.

1.1.125	Net Working Capital. The difference, with respect to any Entity or Entities at any date, of the following relating to the applicable Entity or Entities as of such date:

(a)	the sum of

(i)	cash,

(ii)	net accounts receivable,

(iii)	net inventories,

(iv)	prepaid expenses, and

(v)	margin call broker receivable, minus

(b)	the sum of

(i)	accounts payable,

(ii)	accrued employee costs,

(iii)	accrued withholding,

(iv)	accrued payroll taxes,

(v)	toll liabilities,

(vi)	borrowings outstanding under the DIP Credit Agreements, including accrued but unpaid interest thereon,

(vii)	accrued restructuring, and

(viii)	all other current liabilities.

Net Working Capital shall be determined in accordance with GAAP consistently applied using the same accounting methods, policies, practices and procedures as were used in the determination of Projected Net Working Capital. Net Working Capital shall be determined using the Hyperion report titled, “Aleris International, Inc. Balance Sheet – Trend – detailed (Other Assets and Liabilities) Total Aleris – Consolidated.” In addition, the Net Working Capital shall be determined so as to remove the effects, if any, resulting from any change in the Net Working Capital or components thereof, caused by a change in GAAP, including accounting pronouncements, promulgated or implemented by the Debtors between the date of Projected Net Working Capital and the applicable determination date regardless of whether or not such change is otherwise required to be adopted, except as otherwise agreed by the Debtors and the Majority in Interest. To the extent that any adjustments result from matters set forth in the immediately preceding sentence, the Net Working Capital shall be adjusted to eliminate the effect of such amounts.

1.1.126	Net Working Capital Allowed Adjustment Amount. $25 million.

1.1.127	Net Working Capital Ceiling. Projected Net Working Capital plus the Net Working Capital Allowed Adjustment Amount.

1.1.128	Net Working Capital Floor. Projected Net Working Capital minus the Net Working Capital Allowed Adjustment Amount.

1.1.129	New Common Stock. Common stock, par value $0.01 per share, of HoldCo of which forty-five million (45,000,000) shares shall be authorized.

1.1.130	New Money Term DIP Claim. Any Claim arising under the New Money Term DIP Facility.

1.1.131	New Money Term DIP Facility. That certain $500 million term loan facility under the DIP Term Credit Agreement.

1.1.132	Non-Rights Offering Common Stock. Ten million (10,000,000) shares of New Common Stock.

1.1.133	Oaktree. Certain investment funds and accounts managed by Oaktree Capital Management, L.P. and its affiliates.

1.1.134	OpCo. RLD Acquisition Co., RCY Acquisition Co., Spec A Acquisition Co., Spec P Acquisition Co., HQ1 Acquisition Co., Intl Acquisition Co., UWA Acquisition Co., or Name Acquisition Co., each as a signatory to the Acquisition Agreement, which will acquire the assets of Aleris and the Dissolving U.S. Subsidiaries pursuant to the terms of the Acquisition Agreement. “OpCos” collectively refers to RLD Acquisition Co., RCY Acquisition Co., Spec A Acquisition Co., Spec P Acquisition Co., HQ1 Acquisition Co., Intl Acquisition Co., UWA Acquisition Co., and Name Acquisition Co.

1.1.135	Organizational Documents. The certificates or articles of incorporation and by-laws, partnership agreement, or limited liability company agreement, or other operative formation documents, as applicable, of each of the Debtors as of the Commencement Date.

1.1.136	Other ADH Claims. Any Claim against ADH other than the German Tranche of U.S. DIP Loan Claims, European Roll-Up Term Loan Claims, and European Term Loan Claims.

1.1.137	Other U.S. Equity Interests. Any Equity Interest in the U.S. Debtors other than the Aleris Equity Interests and the Cancelled U.S. Equity Interests.

1.1.138	Other U.S. Secured Claim. Any Claim against any of the U.S. Debtors to the extent of the value of the interest in property of the estate of such Debtor securing such Claim other than a DIP ABL Claim, New Money Term DIP Claim, Administrative Expense, U.S. Roll-Up Term Loan Claim, and any U.S. Tax Claim that is secured by property of the estate of any U.S. Debtor.

1.1.139	Pension Plans. Collectively, the Commonwealth Aluminum Lewisport, LLC Hourly Employees Pension Plan, the Commonwealth Industries, Inc. Cash Balance Plan, the

ALSCO Metals Corporation Cash Balance Plan, and the ALSCO Metals Corporation Retirement Plan for Bargained Employees.

1.1.140	Plan. This plan of reorganization, either in its present form or as it may be amended, supplemented, or otherwise modified in accordance with Section 4.1 hereof, and the exhibits and schedules to the foregoing, as the same may be in effect at the time such reference becomes operative.

1.1.141	Plan Support Agreements. As defined in the Equity Commitment Agreement.

1.1.142	Plan Value. U.S. Plan Value plus ADH Plan Value.

1.1.143	Plan Value Share Price. Plan Value divided by Non-Rights Offering Common Stock.

1.1.144	Preliminary Subscription Purchase Price. As defined in Section 7.1.3(c) of the Plan.

1.1.145	Preliminary Subscription Units. As defined in Section 7.1.3(c) of the Plan.

1.1.146	Prepetition ABL Agent Banks. Collectively, Deutsche Bank AG New York Branch, as administrative agent, and each other Entity acting as agent from time to time under that certain Amended and Restated Credit Agreement, dated August 1, 2006, as amended and restated as of December 19, 2006 with various financial institutions and other persons from time to time as lenders thereunder or any related document.

1.1.147	Prepetition Term Loan Agent Bank. Deutsche Bank AG New York Branch, as administrative agent, under the Prepetition Term Loan Agreements, and each Entity acting as agent under the Prepetition Term Loan Agreements or any related document from time to time.

1.1.148	Prepetition Term Loan Agreements. Together with related agreements and documents, that certain Amended and Restated Term Loan Agreement, dated as of August 1, 2006 and amended and restated as of December 19, 2006, and further amended as of March 13, 2007 and February 10, 2009, among Aleris, Aurora Acquisition Merger Sub, Inc., which merged with and into Aleris, ADH, various lenders thereto, the Prepetition Term Loan Agent Bank, Goldman Sachs Credit Partners L.P., as syndication agent, and PNC Bank, National Association, National City Business Credit, Inc., and Key Bank National Association, as co-documentation agents.

1.1.149	Priority Non-Tax Claim. Any Claim against a U.S. Debtor to the extent such claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code other than a DIP ABL Claim, New Money Term DIP Claim, Administrative Expense, U.S. Roll-Up Term Loan Claim, and a U.S. Tax Claim.

1.1.150

Pro Rata Share. The percentage derived by dividing the Allowed Amount of a Creditor’s Allowed Claim by the sum of (i) aggregate Allowed Amount of all Allowed Claims within the class under the Plan in which such Creditor’s Allowed Claim is treated and (ii) the aggregate Disputed Amount of all Disputed Claims within the class under the Plan in which such Creditor’s Allowed Claim is treated. For purposes of calculating Pro Rata Share, any claims denominated in a currency other than U.S. dollars shall be converted to U.S. dollars based upon the applicable exchange rate on the Distribution Record Date.

1.1.151	Projected Net Working Capital. The amounts set forth below opposite the projected Determination Dates:

Determination Date	Projected Net Working Capital

March 31, 2010	$87.1 million

April 30, 2010	$83.2 million

May 31, 2010	$67.5 million

June 30, 2010	$78.2 million

For any Determination Date after June 30, 2010, the Projected Net Working Capital will be determined by the Debtors with the approval of the Majority in Interest by a date that is at least three (3) months prior to the applicable Determination Date. The Debtors will use projection methods consistent with the preparation of the Projected Net Working Capital above, volumes no less than those consistent with the projections provided in the disclosure statement for the Plan and the then projected London Metal Exchange aluminum prices.

1.1.152	Registration Rights Agreement. That certain Registration Rights Agreement to be entered into on the Effective Date among HoldCo and the applicable Backstop Parties, in substantially the form attached hereto as Exhibit “1.1.152.”

1.1.153	Reorganized ADH. ADH, as reorganized as of the Effective Date in accordance with this Plan, or any successor in interest thereto, from and after the Effective Date.

1.1.154	Reorganized Aleris. Aleris, as reorganized as of the Effective Date in accordance with this Plan, or any successor in interest thereto, from and after the Effective Date.

1.1.155	Reorganized Debtor. Any of the Debtors, as reorganized as of the Effective Date in accordance with this Plan, or any successors in interest thereto (including, without limitation, any OpCo to the extent that such Entity, pursuant to the Acquisition Agreement, assumes the liabilities of such Debtor for Allowed Administrative Expenses or other amounts payable under the Plan), from and after the Effective Date.

1.1.156	Restructuring Transactions. To have the meaning set forth in Section 7.6 of the Plan.

1.1.157	Retention Period. Five (5) years from and after the Effective Date or such shorter period as the Bankruptcy Court may set.

1.1.158	Rights Offering. The offering of the Subscription Rights to the holders of (a) U.S. Roll-Up Term Loan Claims, (b) European Roll-Up Term Loan Claims, and (c) European Term Loan Claims.

1.1.159	Rights Offering Agent. The Debtors or any Entity designated by the Debtors in the Subscription Form, as agent with respect to the Rights Offering described in Section 7.1 of the Plan.

1.1.160	Rights Offering Common Stock. Aggregate number of shares of New Common Stock available to the Rights Offering Eligible Creditors, which will be calculated by dividing (a) the Rights Offering Value minus the principal amount of the IntermediateCo Notes by (b) the Rights Offering Common Stock Price.

1.1.161	Rights Offering Common Stock Price. Plan Value Share Price multiplied by 90%.

1.1.162	Rights Offering Eligible Creditors. Collectively, holders of Allowed U.S. Roll-Up Term Loan Claims, holders of Allowed European Roll-Up Term Loan Claims, and holders of Allowed European Term Loan Claims who are (a) accredited investors as defined in Rule 501 under Regulation D of the Securities Act or (b) non-U.S. persons, as defined in Regulation S of the Securities Act.

1.1.163	Rights Offering Participants. Collectively, Rights Offering Eligible Creditors that elect to receive New Common Stock and Subscription Rights in full satisfaction of their Claims pursuant to the Plan.

1.1.164	Rights Offering Residual Units. New Common Stock and IntermediateCo Notes available for purchase pursuant to the Rights Offering, but not subscribed for by Rights Offering Participants.

1.1.165	Rights Offering Units. The New Common Stock and IntermediateCo Notes to be issued and sold through the Rights Offering (including the Rights Offering Residual Units to be issued and sold pursuant to the Equity Commitment Agreement).

1.1.166	Rights Offering Value. The sum of the following:

(a)	the fees, expenses and/or payments payable on or prior to the Effective Date set forth in the definition of “ADH Plan Deductions” other than clauses (j) and (k) thereof;

(b)	the fees, expenses and/or payments payable on or prior to the Effective Date set forth in the definition of “U.S. Plan Deductions” other than clauses (o), (p), and (x) thereof;

(c)	the amount of borrowings under the DIP Credit Agreements and interest thereon to be repaid on the Effective Date from proceeds of the Rights Offering; and

(d)	the amount payable to holders of U.S. Roll-Up Term Loan Claims, holders of European Roll-Up Term Loan Claims, and holders of European Term Loan Claims that elect to receive Cash under this Plan.

1.1.167	Sankaty. Sankaty Advisors, LLC on behalf of the investment funds advised by it.

1.1.168	Schedules. The schedules of assets and liabilities and the statements of financial affairs filed by the Debtors with the Bankruptcy Court, as required by section 521 of the

Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements have been and may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009.

1.1.169	SEC. The United States Securities and Exchange Commission.

1.1.170	Securities Act. The Securities Act of 1933, as amended.

1.1.171	Security. Any instrument that qualifies under section 2(a)(1) of the Securities Act, including, among other things, the New Common Stock, the IntermediateCo Notes, the IntermediateCo Preferred Stock, and the Subscription Rights.

1.1.172	Senior Note Claims. Any Claim arising out of the 2006 Senior Indenture or the 2007 Senior Indenture.

1.1.173	Senior Subordinated Indenture. That certain Senior Subordinated Indenture, dated December 19, 2006 among Aurora Acquisition Merger Sub, Inc., which was merged with and into Aleris, as issuer, certain U.S. Debtors, as guarantors, and LaSalle Bank National Association, as indenture trustee, pursuant to which Aleris issued those certain Senior Subordinated Notes.

1.1.174	Senior Subordinated Note Claim. Any Claim against the Debtors arising out of the Senior Subordinated Notes.

1.1.175	Senior Subordinated Notes. Those certain 10% Senior Subordinated Notes due 2016 issued by Aurora Acquisition Merger Sub, Inc., which was merged with and into Aleris, pursuant to the Senior Subordinated Indenture.

1.1.176	Solicitation Date. The deadline for the Debtors to complete the mailing of solicitation packages as set forth in the order approving the disclosure statement for this Plan.

1.1.177	Stockholders Agreement. That certain Stockholders Agreement to be entered into on the Effective Date among HoldCo and each Entity receiving nine percent (9.0%) or more of the outstanding shares of New Common Stock on the Effective Date, in substantially the form attached hereto as Exhibit “1.1.177.” As set forth in Section 7.8.2 of the Plan, all other Creditors receiving New Common Stock under the Plan shall be deemed parties to the Stockholders Agreement and, accordingly, bound by the terms thereof, as amended, supplemented, or otherwise modified from time to time in accordance with its terms.

1.1.178	Structuring and Arrangement Fee. An amount of Cash equal to three and one-half percent (3.5%) of the Maximum Rights Offering Amount.

1.1.179	Subscription Expiration Date. The first Business Day that is twenty (20) Business Days after the Solicitation Date, but subject to the Debtors’ right to extend such date with the consent of the Majority in Interest, which shall be the final date by which a Rights Offering Participant may exercise its Subscription Rights and pay the Subscription Purchase Price.

1.1.180	Subscription Form. The form used by the holder of a Subscription Right to exercise such Subscription Right.

1.1.181	Subscription Purchase Price. An amount equal to the sum of (a) Rights Offering Common Stock Price per share of New Common Stock distributed pursuant to the Rights Offering, plus (b) the principal amount of the IntermediateCo Notes allocable to that share.

1.1.182	Subscription Rights. Collectively, the ADH Roll-Up Subscription Rights, the ADH Term Loan Subscription Rights, and the U.S. Subscription Rights.

1.1.183	Tax Code. Internal Revenue Code of 1986, as amended.

1.1.184	Transaction Agreements. Collectively, the Acquisition Agreement and the Contribution Agreement.

1.1.185	Unliquidated. As to any Claim, the amount of liability has not been fixed, whether pursuant to agreement, applicable law, or otherwise, as of the date on which such Claim is sought to be estimated.

1.1.186	U.S. Affiliate Claims. All Claims against any U.S. Debtor held by an Affiliate of any U.S. Debtor other than any Affiliate that is a direct or indirect holder of an equity interest in Aleris.

1.1.187	U.S. Debtors. The following Entities, as debtors and debtors in possession:

(a)	Aleris;

(b)	Alchem Aluminum Shelbyville Inc., a Delaware corporation;

(c)	Alchem Aluminum, Inc., a Delaware corporation;

(d)	Aleris Aluminum Europe, Inc., a Delaware corporation;

(e)	Aleris Aluminum U.S. Sales Inc., a Delaware corporation;

(f)	Aleris Blanking and Rim Products, Inc., a Indiana corporation;

(g)	Aleris Light Gauge Products, Inc., a Delaware corporation;

(h)	Aleris Nevada Management, Inc., a Nevada corporation;

(i)	Aleris Ohio Management, Inc., a Delaware corporation;

(j)	Aleris, Inc., a Delaware corporation;

(k)	Alsco Holdings, Inc., a Delaware corporation;

(l)	Alsco Metals Corporation, a Delaware corporation;

(m)	Alumitech of Cleveland, Inc., a Delaware corporation;

(n)	Alumitech of Wabash, Inc., a Indiana corporation;

(o)	Alumitech of West Virginia, Inc., a Delaware corporation;

(p)	Alumitech, Inc., a Delaware corporation;

(q)	AWT Properties, Inc., a Ohio corporation;

(r)	CA Lewisport, LLC, a limited liability company organized under the laws of the state of Delaware;

(s)	CI Holdings, LLC, a limited liability company organized under the laws of the state of Delaware;

(t)	Commonwealth Aluminum Concast, Inc., a Ohio corporation;

(u)	Commonwealth Aluminum Lewisport, LLC, a limited liability company organized under the laws of the state of Delaware;

(v)	Commonwealth Aluminum Metals, LLC, a limited liability company organized under the laws of the state of Delaware;

(w)	Commonwealth Aluminum Sales Corporation, a Delaware corporation;

(x)	Commonwealth Aluminum Tube Enterprises, LLC, a limited liability company organized under the laws of the state of Delaware;

(y)	Commonwealth Aluminum, LLC, a limited liability company organized under the laws of the state of Delaware;

(z)	Commonwealth Industries, Inc., a Delaware corporation;

(aa)	ETS Schaefer Corporation, a Ohio corporation;

(bb)	IMCO Indiana Partnership L.P., a limited partnership between IMCO Recycling of Indiana, Inc. and IMCO International, Inc. under the laws of the state of Indiana;

(cc)	IMCO International, Inc., a Delaware corporation;

(dd)	IMCO Investment Company, a Delaware corporation;

(ee)	IMCO Management Partnership, L.P., a limited partnership between IMCO Investment Company and Aleris International, Inc. under the laws of the state of Texas;

(ff)	IMCO Recycling of California, Inc., a Delaware corporation;

(gg)	IMCO Recycling of Idaho Inc., a Delaware corporation;

(hh)	IMCO Recycling of Illinois Inc., a Illinois corporation;

(ii)	IMCO Recycling of Indiana Inc., a Delaware corporation;

(jj)	IMCO Recycling of Michigan L.L.C., a limited liability company organized under the laws of the state of Delaware;

(kk)	IMCO Recycling of Ohio Inc., a Delaware corporation;

(ll)	IMCO Recycling of Utah Inc., a Delaware corporation;

(mm)	IMCO Recycling Services Company, a Delaware corporation;

(nn)	IMSAMET, Inc, a Delaware corporation;

(oo)	Rock Creek Aluminum, Inc., a Ohio corporation;

(pp)	Silver Fox Holding Company, a Delaware corporation; and

(qq)	Wabash Alloys, L.L.C., a limited liability company organized under the laws of the state of Delaware.

1.1.188	U.S. Liquidity Adjustment. An amount equal to (a) an amount set forth on Schedule “1.1.188“ on the applicable Determination Date plus (b) seventy percent (70%) of the Closing Liquidity Adjustment (if the Closing Liquidity Adjustment is a positive number), minus (c) the absolute value of seventy percent (70%) of the Closing Liquidity Adjustment (if the Closing Liquidity Adjustment is a negative number).

1.1.189	U.S. Plan Deductions. The sum of the following, each as determined in accordance with Section 7.1.1 of the Plan and without duplication:

(a)	sixty-four percent (64%) of unpaid fees and expenses due and owing under the DIP Credit Agreements,

(b)	sixty-four percent (64%) of a reasonable estimate of additional unpaid fees and expenses that will be due and owing under the DIP Credit Agreements on the Effective Date,

(c)	sixty percent (60%) of a reasonable estimate of fees and expenses that will be due and owing in connection with the Exit ABL Facility on the Effective Date,

(d)	seventy percent (70%) of the Structuring and Arrangement Fee,

(e)	seventy percent (70%) of the fees and expenses due and owing under the Equity Commitment Agreement,

(f)	seventy percent (70%) of a reasonable estimate of additional fees and expenses that will be due and owing under the Equity Commitment Agreement on the Effective Date,

(g)	Cash payments to be made to Allowed Convenience Claims,

(h)	a reasonable estimate of the Cash payments to Convenience Claims that constitute Disputed Claims that may become Allowed,

(i)	$16.5 million (the amount associated with the Cash payment to U.S. Debtors Class 5 Claims),

(j)	A reasonable estimate of Administrative Expenses pursuant to section 503(b)(9) of the Bankruptcy Code that constitute Disputed Claims that may become Allowed,

(k)	Allowed but unpaid Administrative Expenses pursuant to section 503(b)(9) of the Bankruptcy Code,

(l)	unpaid Administrative Expenses on account of fees and expenses incurred by professionals retained under section 327 of the Bankruptcy Code (other than ordinary course professionals and professionals retained specifically for and by ADH),

(m)	a reasonable estimate of additional unpaid Administrative Expenses on account of fees and expenses incurred by professionals retained under section 327 of the Bankruptcy Code as of the Effective Date (other than ordinary course professionals and professionals retained specifically for and by ADH),

(n)	sixty-four percent (64%) of the Blackstone Fees,

(o)	the amount set forth on Schedule “1.1.189(o)” to the Plan as the outstanding borrowings by non-European entities under the DIP Credit Agreements on the applicable Determination Date,

(p)	the U.S. Liquidity Adjustment,

(q)	a reasonable estimate of cure costs as of the Effective Date under executory contracts and leases assumed pursuant to Section 9.1.2 of this Plan,

(r)	the amount of payments to be made on account of Allowed Other Secured Claims,

(s)	a reasonable estimate of the payments that would be required to be made on account of Disputed Other Secured Claims that may become Allowed,

(t)	the amount of payments to be made on account of Allowed U.S. Tax Claims,

(u)	a reasonable estimate of the payments that would be required to be made on account of Disputed U.S. Tax Claims that may become Allowed,

(v)	the amount of payments to be made on account of Priority Non-Tax Claims,

(w)	a reasonable estimate of the payments that would be required to be made on account of Disputed Priority Non-Tax Claims that may become Allowed, and

(x)	if the ADH Term Loan Value equals the European Term Loan Minimum Recovery, the ADH Plan Deductions in excess of (i) $300 million minus (ii) the European Term Loan Minimum Recovery minus (iii) the ADH Roll-Up Value.

1.1.190	U.S. Plan Value. $712.5 million minus the U.S. Plan Deductions.

1.1.191	U.S. Roll-Up Cash-Out Amount. U.S. Plan Value.

1.1.192	U.S. Roll-Up Minimum Recovery. $120 million.

1.1.193	U.S. Roll-Up Stock. Non-Rights Offering Common Stock multiplied by a fraction, the numerator of which is the U.S. Plan Value and the denominator of which is the Plan Value.

1.1.194	U.S. Roll-Up Term Loan Claim. Any Claim arising out of the U.S. Roll-Up Term Loans under the DIP Term Credit Agreement.

1.1.195	U.S. Roll-Up Term Loans. U.S. Roll-Up Loans, as defined in the DIP Credit Agreement.

1.1.196	U.S. Subscription Notes. IntermediateCo Notes in an aggregate principal amount equal to the aggregate principal amount of IntermediateCo Notes multiplied by a fraction, the numerator of which is the U.S. Plan Value and the denominator of which is the Plan Value.

1.1.197	U.S. Subscription Stock. Number of shares of Rights Offering Common Stock equal to the aggregate amount of Rights Offering Common Stock multiplied by a fraction, the numerator of which is the U.S. Plan Value and the denominator of which is the Plan Value.

1.1.198	U.S. Subscription Rights. The rights to subscribe for units consisting of the U.S. Subscription Stock and the U.S. Subscription Notes to be issued on the Effective Date at the Subscription Purchase Price on the terms and subject to the conditions set forth in Section 7.1.1 of the Plan.

1.1.199	U.S. Tax Claim. A Claim against the U.S. Debtors that (i) meets the requirements specified in section 507(a)(8) of the Bankruptcy Code or (ii) that is of the type specified in section 507(a)(8) of the Bankruptcy Code and that is secured by an interest of any of the U.S. Debtors in property of the estate whether or not the Claim arises within the periods specified in section 507(a)(8), and including any related prepetition secured claim for penalties.

1.1.200	U.S. Term Loan Claims. Any Claims arising under the U.S. Term Loan Facility.

1.1.201	U.S. Term Loan Facility. That certain $825 million facility under the Prepetition Term Loan Agreement with Aleris, as borrower, and the U.S. Debtors, as guarantors.

1.1.202	U.S. Trustee. The Office of the United States Trustee for the District of Delaware.

1.1.203	Voting Deadline. The date set by the Bankruptcy Court by which all completed ballots must be received.

1.1.204	Voting Procedures Order. A final order of the Bankruptcy Court approving procedures relating to the solicitation and tabulation of votes with respect to the Plan.

1.1.205	Voting Record Date. As defined in the Voting Procedures Order.

1.2	Other Terms.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter. The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. An initially capitalized term used herein that is not defined herein shall have the meaning ascribed to such term, if any, in the Bankruptcy Code, unless the context shall otherwise require.

1.3	Exhibits and Schedules.

Any exhibit or schedule to the Plan not annexed hereto shall be contained in a separate exhibit volume or plan supplement, which shall be filed with the Clerk of the Bankruptcy Court no later than the earlier of (i) thirty (30) days prior to the commencement of the hearing on confirmation of the Plan and (ii) fifteen (15) days prior to the Voting Deadline. To the extent an exhibit to the Plan (or an exhibit to such exhibit) contains the Plan, the disclosure statement for the Plan, or an item that is already annexed to the Plan as an exhibit, the exhibit hereto may not include the redundant item.

Such exhibits and schedules may be inspected in the office of the Clerk of the Bankruptcy Court during normal hours of operation of the Bankruptcy Court. Such exhibits and schedules shall also be available for download from the following website: www.kccllc.com/aleris.

ARTICLE II

PROVISIONS FOR PAYMENT OF

ADMINISTRATIVE EXPENSES AND U.S. TAX CLAIMS

2.1	Administrative Expenses.

2.1.1	Payment of Allowed Administrative Expenses.

The Allowed Amount of each Administrative Expense against a U.S. Debtor that is Allowed as of the Effective Date shall be paid in full, in Cash, on the Effective Date or as soon thereafter as is reasonably practicable; provided, however, that (a) Administrative Expenses of the type specified in Section 1.1.30(e)(i) of the Plan shall be assumed and paid by the Reorganized Debtors in accordance with the terms and conditions of the particular transactions and any agreements relating thereto and, (b) the U.S. Roll-Up Term Loan Claims shall be satisfied in accordance with the treatment set forth in U.S. Debtors Class 3. Each Administrative Expense of the type specified in Section 1.1.30(e)(ii) or 1.1.30(e)(iii) of the Plan shall be paid the Allowed Amount of such Administrative Expense in full, in Cash, as soon as practicable after such Administrative Expense is Allowed.

2.1.2	Compensation and Reimbursement Claims.

The Bankruptcy Court shall fix in the Confirmation Order a date for the filing of, and a date to hear and determine, all applications for final allowances of compensation or reimbursement of expenses under section 330 of the Bankruptcy Code or applications for allowance of Administrative Expenses arising under section 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 503(b)(6) of the Bankruptcy

Code, other than expenses already allowed by Final Order. The Allowed Amount of all Administrative Expenses arising under section 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 503(b)(6) of the Bankruptcy Code shall be paid in full, in Cash, (a) upon the later of (i) the Effective Date and (ii) the date upon which any such Administrative Expense becomes Allowed or (b) at such later date or upon such other terms as may be mutually agreed upon between each such Administrative Expense Creditor and the Reorganized Debtors.

2.1.3	Administrative Expenses Specific to the U.S. Debtors.

(a)	DIP ABL Claims.

Each holder of a DIP ABL Claim will receive payment in full, in the applicable currency under the DIP ABL Credit Agreement, of the unpaid portion of its claim on the Effective Date or as soon thereafter as is reasonably practicable. The payment shall be made by Aleris and the Debtors’ non-Debtor affiliates, Aleris Specification Alloy Products Canada Company and Aleris Switzerland GmbH. To fund the payments by Aleris Specification Alloy Products Canada Company and Aleris Switzerland GmbH, Aleris shall make a series of cash capital contributions and/or loans using proceeds from the Rights Offering through its direct and indirect Debtor and non-Debtor subsidiaries, such that Aleris Specification Alloy Products Canada Company and Aleris Switzerland GmbH, respectively, receive certain cash capital contributions and/or loans. Using the proceeds of the cash capital contributions and/or loans, on the Effective Date or soon thereafter as is reasonably practicable, Aleris, Aleris Specification Alloy Products Canada Company and Aleris Switzerland GmbH shall pay all outstanding DIP ABL Claims in full in applicable currency under the DIP ABL Credit Agreement to the DIP ABL Agent Bank for distribution to holders of DIP ABL Claims.

(b)	New Money Term DIP Claims.

Each holder of a New Money DIP Claim will receive payment in full, in the applicable currency under the DIP Term Credit Agreement, of the unpaid portion of its claim on the Effective Date or as soon thereafter as is reasonably practicable. The payment shall be made by ADH and the Debtors’ non-Debtor affiliate, Aleris Aluminum Duffel BVBA. Specifically, using proceeds from the Rights Offering, Aleris shall make a series of cash capital contributions and/or loans through its direct and indirect Debtor and non-Debtor subsidiaries, such that ADH and Aleris Aluminum Duffel BVBA, respectively, receive certain cash capital contributions and/or loans. Using the proceeds of the cash capital contributions and/or loans, on the Effective Date or as soon thereafter as is reasonably practicable, ADH and Aleris Aluminum Duffel BVBA shall pay all outstanding New Money Term DIP Claims in full in the applicable currency under the DIP Term Credit Agreement to the DIP Term Agent Bank for distribution to holders of New Money Term DIP Claims.

(c)	U.S. Roll-Up Term Loan Claims.

Classification and treatment of U.S. Roll-Up Term Loan Claims are set forth below in Section 3.1.2 below. If the holders of the U.S. Roll-Up Term Loans do not vote to accept the Plan in accordance with section 1126 of the Bankruptcy Code, then the U.S. Debtors reserve the right to confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and Paragraph 17(c) of the DIP Order.

2.1.4	Administrative Claims Specific to ADH.

Administrative Expenses against ADH shall be assumed and paid by Reorganized ADH in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

2.2	U.S. Tax Claims.

At the sole option of the Debtors or the Reorganized Debtors, each holder of an Allowed U.S. Tax Claim shall be paid the Allowed Amount of its Allowed U.S. Tax Claim either:

(a)	in full, in Cash, on the latest of (i) the Effective Date, (ii) the date such Allowed U.S. Tax Claim becomes Allowed, and (iii) the date such Allowed U.S. Tax Claim is payable under applicable non-bankruptcy law;

(b)	equal semi-annual Cash payments in an aggregate amount equal to such Allowed U.S. Tax Claim, together with interest at the applicable non-bankruptcy rate, commencing upon the later of (i) the Effective Date and (ii) the date such U.S. Tax Claim becomes Allowed; or as soon thereafter as is practicable and continuing over a period of eighteen (18) months (but in no event exceeding five (5) years from and after the Commencement Date of the U.S. Debtors);

(c)	such other treatment as shall be determined by the Bankruptcy Court to provide the holder of such Allowed U.S. Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed U.S. Tax Claim; or

(d)	upon such other terms as may be mutually agreed upon between each holder of a U.S. Tax Claim and the Reorganized Debtor against which such Allowed U.S. Tax Claim is asserted.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

3.1	Summary of Claims and Equity Interests.

3.1.1	Claims Against and Equity Interests in the U.S. Debtors.

Claims against and Equity Interests in the U.S. Debtors are classified for all purposes, including, without express or implied limitation, voting, confirmation, and distribution pursuant to the Plan, as follows:

Class	Treatment	Status	Entitled to Vote
U.S. Debtors Class 1: Priority Non-Tax Claims	Paid in full, in Cash, on the later of the Effective Date and as soon as practicable after the Priority Non-Tax Claim becomes Allowed.	Unimpaired	No. Deemed to accept.
U.S. Debtors Class 2: Other U.S. Secured Claims	Reinstated or otherwise left unimpaired.	Unimpaired	No. Deemed to accept.

Class	Treatment	Status	Entitled to Vote
U.S. Debtors Class 3: U.S. Roll-Up Term Loan Claims	Pro Rata Share of one of the following: 1. (a) U.S. Roll-Up Stock and (b) U.S. Subscription Rights, or 2. Cash equal to the U.S. Plan Value.	Impaired	Yes.

U.S. Debtors Class 4: Convenience Claims

Paid Cash equal to 25% of Allowed Amount of Allowed Convenience Claim on later of the Initial Distribution Date and as soon as practicable after such Convenience Claim becomes Allowed.

Eligible for 50% payout on the Final Distribution Date if total Allowed Amount of Administrative Expenses under section 503(b)(9) is less than $6.5 million (including any such expenses that have been paid by the Debtors prior to the Effective Date).

		Impaired	Yes.

U.S Debtors Class 5: General Unsecured Claims other than Convenience Claims and Insured Claims	Pro Rata Share of $16.5 million in Cash.	Impaired	Yes.

U.S. Debtors Class 6: U.S. Affiliate Claims	Reinstated or otherwise left unimpaired.	Unimpaired	No. Deemed to accept.
U.S. Debtors Class 7: Insured Claims

The holder of an Insured Claim may elect to:

1. remain in U.S. Debtors Class 7 and limit such holder’s recovery on account of its Allowed Insured Claim to any Insurance Proceeds available for such Claim,

2. have its Insured Claim be treated under the Plan as a General Unsecured Claim in U.S. Debtors Class 5, or

3. subject to Section 3.2.4(b) of the Plan, have its Insured Claim be treated under the Plan as a Convenience Claim in U.S. Debtors Class 4.

		Impaired	Yes.

U.S. Debtors Class 8: Aleris Equity Interests.	Cancelled.	Impaired	No. Deemed to reject.

U.S. Debtors Class 9: Cancelled U.S. Equity Interests.	Cancelled.	Impaired	No. Deemed to reject.

Class	Treatment	Status	Entitled to Vote
U.S. Debtors Class 10: Other U.S. Equity Interests	Reinstated.	Unimpaired	No. Deemed to accept.

3.1.2	Claims Against and Equity Interests in ADH.

Claims against and Equity Interests in ADH are classified for all purposes, including, without express or implied limitation, voting, confirmation, and distribution pursuant to the Plan, as follows:

Class	Treatment	Status	Entitled to Vote
ADH Class 1: German Tranche of U.S. DIP Loan Claims	Paid in full, in Cash, on the Effective Date.	Unimpaired	No.

ADH Class 2: European Roll-Up Term Loan Claims	Pro Rata Share of one of the following: 1. (a) ADH Roll-Up Stock and (b) the ADH Roll-Up Subscription Rights, or 2. Cash equal to $25 million.	Impaired	Yes.

ADH Class 3: European Term Loan Claims	Pro Rata Share of one of the following: 1. (a) ADH Term Loan Stock and (b) the ADH Term Loan Subscription Rights, or 2. Cash equal to the ADH Term Loan Value.	Impaired	Yes.

ADH Class 4: Other ADH Claims	Reinstated or otherwise left unimpaired.	Unimpaired	No. Deemed to accept.

ADH Class 5: ADH Equity Interests	Reinstated.	Unimpaired	No. Deemed to accept.

3.2	Classification and Treatment of Claims Against and Equity Interests in the U.S. Debtors.

3.2.1	U.S. Debtors Class 1 – Priority Non-Tax Claims.

(a)	Classification: U.S. Debtors Class 1 consists of all Allowed Priority Non-Tax Claims.

(b)	Treatment: On the later of (x) the Effective Date and (y) as soon as practicable after the date its Priority Non-Tax Claim becomes Allowed, each holder of an Allowed Priority Non-Tax Claim shall be paid the Allowed Amount of its Allowed Priority Non-Tax Claim in full, in Cash.

(c)	Status: U.S. Debtors Class 1 is unimpaired. The holders of Claims in U.S. Debtors Class 1 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.2.2	U.S. Debtors Class 2 – Other U.S. Secured Claims.

(a)	Classification: U.S. Debtors Class 2 consists of all Allowed Other U.S. Secured Claims.

(b)	Treatment: Each Allowed Other U.S. Secured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Accordingly, each Allowed Other U.S. Secured Claim shall be treated in one of the following ways:

(i)	The legal, equitable, and contractual rights of a holder of an Allowed Other U.S. Secured Claim shall be left unaltered, or

(ii)	Notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Other U.S. Secured Claim to demand or receive accelerated payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default under the agreements governing or evidencing such Claim or applicable law, such Claim shall be reinstated and the applicable U.S. Debtor shall:

(1)	cure all defaults that occurred before or from and after the U.S. Debtors’ Commencement Date (other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code),

(2)	reinstate the maturity of such Claim as such maturity existed prior to the occurrence of such default,

(3)	compensate the holder of such Claim for any damages incurred as a consequence of any reasonable reliance by such holder on such contractual provision or such applicable law,

(4)	if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensate the holder of such Claim (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure, and

(5)	Not otherwise alter the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

(c)	Status: U.S. Debtors Class 2 is unimpaired. The holders of Claims in U.S.

Debtors Class 2 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.2.3	U.S. Debtors Class 3 – U.S. Roll-Up Term Loan Claims.

(a)	Classification: U.S. Debtors Class 3 consists of all Allowed U.S. Roll-Up Term Loan Claims.

(b)	Allowance of Claims: After giving effect to the 9019 Settlement, the U.S. Roll-Up Term Loan Claims will be deemed allowed in the principal amount, as of September 30, 2009, of $436,762,168.50 and €70,944,418.10 plus accrued interest (including interest accrued pursuant to the 9019 Settlement from August 1, 2009) up to the Effective Date.

(c)	Treatment: On the Effective Date and in accordance with the Restructuring Transactions, each holder of a U.S. Roll-Up Term Loan Claim as of the Distribution Record Date shall receive, at the election of the holder of such U.S. Roll-Up Term Loan Claim made on or before the Subscription Expiration Date, one of the following:

(i)	its Pro Rata Share of U.S. Roll-Up Stock to be issued on the Effective Date and the U.S. Subscription Rights, or

(ii)	Cash equal to its Pro Rata Share of U.S. Plan Value.

If the holder of a U.S. Roll-Up Term Loan Claim (other than a Backstop Party) completes and returns its Subscription Form by the Subscription Expiration Date, such holder shall be deemed to have elected the treatment described in clause 3.2.3(c)(i) of the Plan unless the holder completes and returns a Ballot, in which it elects the treatment described in clause 3.2.3(c)(ii) of the Plan, in which case, such holder shall be deemed to have relinquished, forever and irrevocably, its right to participate in the Rights Offering and the Rights Offering Agent shall return any amounts that such holder paid for the exercise of its Subscription Rights without interest. Any other holder of a U.S. Roll-Up Term Loan Claim (i.e., other than a Backstop Party or a holder returning its Subscription Form and electing the treatment described in clause 3.2.3(c)(i) of the Plan pursuant to the preceding sentence) that fails to make a timely election on its Ballot electing the treatment described in clause 3.2.3(c)(i) of the Plan, shall be irrevocably deemed to have elected the treatment under clause 3.2.3(c)(ii) of the Plan.

Up to ten (10) days prior to the Effective Date and upon written notice to the Debtors and Oaktree, Apollo may change its election of clause 3.2.3(c)(i) of the Plan (i.e., to receive its Pro Rata Share of U.S. Roll-Up Stock to be issued on the Effective Date and the U.S. Subscription Rights) to clause 3.2.3(c)(ii) of the Plan (i.e., Cash equal to its Pro Rata Share of U.S. Plan Value).

(d)	Status: U.S. Debtors Class 3 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of Claims in U.S. Debtors Class 3 are entitled to vote to accept or reject the Plan.

3.2.4	U.S. Debtors Class 4 – Convenience Claims.

(a)	Classification: U.S. Debtors Class 4 consists of all Allowed Convenience Claims.

(b)	Treatment: On the later of (x) the Initial Distribution Date and (y) as soon as practicable after the date its Convenience Claim is Allowed, each holder of an Allowed Convenience Claim shall receive a payment of Cash equal to 25% of the Allowed Amount of its Convenience Claim. If the aggregate amount of Allowed Administrative Expenses under section 503(b)(9) of the Bankruptcy Code is less than $6.5 million (including any such expenses that have been paid by the Debtors prior to the Effective Date), then on the later of the Final Distribution Date and as soon as practicable after the date its Convenience Claim is Allowed, each holder of an Allowed Convenience Claim shall receive an additional payment of Cash equal to 25% of the Allowed Amount of its Convenience Claim.

(i)	Aggregation of Claims: For purposes of treatment in U.S. Debtors Class 4, all General Unsecured Claims, including, without limitation, any Claims arising from the rejection of an executory contract or unexpired lease pursuant to the Plan or otherwise and irrespective of whether any or all such Claims are unliquidated, disputed, or contingent, against all the U.S. Debtors of a Creditor shall be aggregated and treated as a single Convenience Claim. If a holder of a General Unsecured Claim elects to have any eligible General Unsecured Claim, including, among others, any unliquidated, disputed, or contingent General Unsecured Claim or Insured Claim, treated as a Convenience Claim, then that election applies to all such holder’s General Unsecured Claims other than Debt Claims against all the U.S. Debtors, and such holder shall have a single Convenience Claim. Notwithstanding the foregoing, in determining the aggregate Allowed Amount of Convenience Claims held by a Creditor, claims acquired by such Creditor after the Commencement Date from an Entity other than an Affiliate of such Creditor shall not be included in such total, and a Creditor may make separate Convenience Claim elections with respect to General Unsecured Claims acquired after the Commencement Date from an Entity other than an Affiliate of such Creditor.

(ii)

Election by Holders of Allowed General Unsecured Claims Other than Debt Claims: Any creditor whose aggregate Allowed General Unsecured Claims other than Debt Claims against the U.S. Debtors total $10,000 or less automatically shall have such Claims treated as a Convenience Claim. Any holder of any other eligible Allowed General Unsecured Claim that desires treatment of such Claims as a Convenience Claim in the Allowed Amount of $10,000 shall make such election on the Ballot to be provided to holders of Claims in U.S. Debtors Class 5 and return such Ballot to the address specified therein on or before the Voting Deadline and such Ballot shall be tabulated as a Convenience Claim. Any election the Debtors receive after the Voting Deadline shall not be binding on the U.S. Debtors unless the Voting Deadline is expressly waived in writing by Aleris with respect to any such Claim.

(iii)	Election by Holders of Wholly Unliquidated General Unsecured Claims: Subject to Section 3.2.4(b)(i) of the Plan, each Creditor that asserts General Unsecured Claims that are only Unliquidated Claims against the U.S. Debtors may elect to settle, liquidate, and have all of such Claims treated as a single Allowed Convenience Claim in the Allowed Amount of $10,000. Any holder of such unliquidated Claims that desires treatment of its Claims as a Convenience Claim shall make such election on the Ballot to be provided to holders of Claims in U.S. Debtors Class 5 and return the Ballot to the address specified therein on or before the Voting Deadline. Upon the timely receipt of the Ballot, the Claim shall be tabulated as a Convenience Claim for voting purposes only. Notwithstanding the foregoing, the Debtors may reject such election by providing notice of such rejection fourteen (14) days after the Voting Deadline, in which case, all such Claims shall be treated as Unliquidated. Claims that are General Unsecured Claims in U.S. Debtors Class 5 subject to allowance, liquidation, and/or estimation by the Bankruptcy Court for all purposes other than voting. For avoidance of doubt, the Debtors shall tabulate any such wholly Unliquidated General Unsecured Claim against the U.S. Debtors, where the holder of such Claim elects treatment of its Claim as a Convenience Claim, as a Convenience Claim irrespective of whether the Debtors accept or reject such election.

(iv)	Election by Holders of Insured Claims: Subject to Section 3.2.4(b)(i) of the Plan, each holder of an Insured Claim may elect to settle, liquidate, and have such Claim treated as an Allowed Convenience Claim in the Allowed Amount of the lesser of $10,000 and the asserted amount of the Claim. Any holder of such a Claim that desires treatment of its Claim as a single Convenience Claim shall make such election on the Ballot to be provided to holders of Insured Claims in U.S. Debtors Class 8 and return the Ballot to the address specified therein on or before the Voting Deadline. Upon the timely receipt of the Ballot, the Claim shall be tabulated as a Convenience Claim for voting purposes only. Notwithstanding the foregoing, the Debtors may reject such election by providing notice of such rejection fourteen (14) days after the Voting Deadline, in which case, such Claim shall be treated as an Insured Claim in U.S. Debtors Class 8 for all purposes other than voting. For avoidance of doubt, the Debtors shall tabulate any Insured Claim, where the holder of such Claim elects treatment of its Claim as a Convenience Claim, as a Convenience Claim irrespective of whether the Debtors accept or reject such election.

(c)	Status: U.S. Debtors Class 4 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of Claims in U.S. Debtors Class 4 are entitled to vote to accept or reject the Plan.

3.2.5	U.S. Debtors Class 5 – General Unsecured Claims Other than Convenience Claims and Insured Claims.

(a)	Classification: U.S. Debtors Class 5 consists of all Allowed General Unsecured Claims other than Convenience Claims and Insured Claims.

(b)	Allowance of Certain Debt Claims:

(i)	The 2006 Senior Notes shall be deemed Allowed in the aggregate amount of $606,521,000.00.

(ii)	The 2007 Senior Notes shall be deemed Allowed in the aggregate amount of $106,875,016.00.

(iii)	The Senior Subordinated Notes shall be deemed Allowed in the aggregate amount of $405,321,945.00.

(iv)	After giving effect to the 9019 Settlement, the U.S. Term Loan Claims shall be deemed Allowed in the aggregate amount of $220,086.098.00 and €66,974,920.30.

(v)	After giving effect to the 9019 Settlement, the guarantee of the European Term Loan Facility shall be deemed Allowed in the aggregate amount of $286,058,937.20 and €53,237,092.30.

(c)	Treatment: On the Initial Distribution Date and each Distribution Date until the Final Distribution Date, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata Share of $16.5 million in Cash minus the aggregate amount of Cash previously received by such holder on the Initial Distribution Date and each other Distribution Date.

(d)	Subordination of the Subordinated Note Claims: With respect to Senior Subordinated Note Claims, the Disbursing Agent shall enforce Section 506 of the Senior Subordinated Indenture whereby holders of Senior Subordinated Notes agreed to subordinate their Subordinated Note Claims to all Senior Indebtedness (as defined in the Senior Subordinated Indenture), including, without limitation, the Senior Note Claims. To effect such subordination, the remaining holders of Allowed Debt Claims shall be entitled to receive their Pro Rata Share among all Debt Claims (calculated without taking into account the Senior Subordinated Note Claims) of any Distribution that otherwise would have been made on account of Senior Subordinated Note Claims.

(e)	Status: U.S. Debtors Class 5 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of Claims in U.S. Debtors Class 5 are entitled to vote to accept or reject the Plan.

3.2.6	U.S. Debtors Class 6 – U.S. Affiliate Claims.

(a)	Classification: U.S. Debtors Class 6 consists of all Allowed U.S. Affiliate Claims against the U.S. Debtors.

(b)	Treatment: Each Allowed U.S. Affiliate Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Accordingly, each Allowed U.S. Affiliate Claim shall be treated in one of the following ways:

(i)	The legal, equitable, and contractual rights of a holder of an Allowed U.S. Affiliate Claim shall be left unaltered, or

(ii)	Notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed U.S. Affiliate Claim to demand or receive accelerated payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default under the agreements governing or evidencing such Claim or applicable law, such Claim shall be reinstated and the applicable U.S. Debtor shall

(1)	cure all defaults that occurred before or from and after the U.S. Debtors’ Commencement Date (other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code),

(2)	reinstate the maturity of such Claim as such maturity existed prior to the occurrence of such default,

(3)	compensate the holder of such Claim for any damages incurred as a consequence of any reasonable reliance by such holder on such contractual provision or such applicable law,

(4)	if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensate the holder of such Claim (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure, and

(5)	not otherwise alter the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

(c)	Status: U.S. Debtors Class 6 is unimpaired. The holders of Claims in U.S. Debtors Class 6 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.2.7	U.S. Debtors Class 7 – Insured Claims.

(a)	Classification: U.S. Debtors Class 7 consists of all Insured Claims.

(b)	Treatment: Each holder of an Insured Claim shall elect, by marking the appropriate box on such holder’s Ballot, one of the following options:

(i)

The recovery of a holder of an Allowed Insured Claim shall be limited to any Insurance Proceeds available to such holder’s Claim, if any (without warranty or representation of any kind from the Debtors with respect to the availability of Insurance Proceeds with respect to such Claim), and the holder of an Insured Claim so electing to limit its recovery to Insurance Proceeds shall have the sole responsibility for seeking recovery under the Debtors’ Insurance Policies on account of such Insured Claim and to satisfy any and all retroactive premiums, retentions, or deductibles under the Debtors’ Insurance Policies;

(ii)	The Insured Claim shall be treated as a General Unsecured Claim in U.S. Debtors Class 5 and, accordingly, the holder of an Allowed Insured Claim will be limited to any Distribution received by U.S. Debtors Class 5 and will be deemed to have waived any and all rights to seek recovery on such Claim from any other property of the Debtors’ estates, including without limitation, any Insurance Proceeds, except to Distributions made to holders of Allowed General Unsecured Claims in U.S. Debtors Class 5; or

(iii)	The Insured Claim shall be treated as an Allowed Convenience Claim in the Allowed Amount of $10,000 in U.S. Debtors Class 4 and, accordingly, the holder of such Insured Claim will be limited to any Distribution received by U.S. Debtors Class 4 and will be deemed to have waived any and all rights to seek recovery on such claim from any other property of the Debtors’ estates, including, without limitation, any Insurance Proceeds, except to Distributions made to holders of Allowed Convenience Claims in U.S. Debtors Class 4; provided, however, in accordance with Section 3.2.4(b)(iv) of the Plan, the Debtors may reject the holder of an Insured Claim’s election of clause 3.2.7(b)(iii), in which case, the Insured Claim shall be treated as an Insured Claim in U.S. Debtors Class 7 for all purposes other than voting.

If the holder of an Insured Claim fails to make a timely election, such holder shall be irrevocably deemed to have elected to remain an Insured Claim.

(c)	Status: U.S. Debtors Class 7 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of Claims in U.S. Debtors Class 7 are entitled to vote to accept or reject the Plan.

3.2.8	U.S. Debtors Class 8 – Aleris Equity Interests.

(a)	Classification: U.S. Debtors Class 8 consists of all Aleris Equity Interests.

(b)	Treatment: Each holder of an Aleris Equity Interest shall not receive or retain anything on account of the Plan. On the Effective Date, following the implementation of the Restructuring Transactions on such date, all Aleris Equity Interests shall be deemed cancelled and extinguished; holders of Aleris Equity Interests need not surrender their certificates or other documentation evidencing ownership of such Aleris Equity Interests.

As set forth in Section 10.3.7(c) of the Plan, certain holders of Aleris Equity Interests shall be enjoined from taking a worthless stock deduction with respect to any such Aleris Equity Interest.

(c)	Status: U.S. Debtors Class 8 is impaired. The holders of Aleris Equity Interests in U.S. Debtors Class 8 are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.2.9	U.S. Debtors Class 9 – Cancelled U.S. Equity Interests.

(a)	Classification: U.S. Debtors Class 9 consists of all Allowed Cancelled U.S. Equity Interests.

(b)	Treatment: The holders of Cancelled U.S. Equity Interests shall not receive or retain anything on account of the Plan. On the Effective Date, following the implementation of the Restructuring Transactions on such date, all Cancelled U.S. Equity Interests shall be deemed cancelled and extinguished; the holders of the Cancelled U.S. Equity Interests need not surrender its certificates or other documentation evidencing ownership of such Cancelled U.S. Equity Interests.

(c)	Status: U.S. Debtors Class 9 is impaired. The holders of Cancelled U.S. Equity Interests in U.S. Debtors Class 9 are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.2.10	U.S. Debtors Class 10 – Other U.S. Equity Interests.

(a)	Classification: U.S. Debtors Class 10 consists of all Allowed Other U.S. Equity Interests.

(b)	Treatment: On the Effective Date, each Allowed Other Equity Interest shall be reinstated subject to the corporate reorganization of the U.S. Debtors as described in Section 7.6 below.

(c)	Status: U.S. Debtors Class 10 is unimpaired. The holders of Equity Interests in U.S. Debtors Class 10 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.3	Classification and Treatment of Claims Against and Equity Interests in ADH.

3.3.1	ADH Class 1 – German Tranche of U.S. DIP Loan Claims.

(a)	Classification: ADH Class 1 consists of all Allowed German Tranche of U.S. DIP Loan Claims.

(b)	Treatment: On the Effective Date, each holder of an Allowed German Tranche of U.S. DIP Loan Claim shall be paid the Allowed Amount of its Allowed German Tranche of U.S. DIP Loan Claim in full, in the applicable currency under the DIP Term Credit Agreement, as provided in Section 2.1.3(b) of the Plan.

(c)	Status: ADH Class 1 is unimpaired. The holders of Claims in ADH Class 1 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.3.2	ADH Class 2 – European Roll-Up Term Loan Claims.

(a)	Classification: ADH Class 2 consists of all Allowed European Roll-Up Term Loan Claims.

(b)	Allowance: After giving effect to the 9019 Settlement, the European Roll-Up Term Loan Claims will be deemed Allowed in the amount of the ADH Roll-Up Value.

(c)	Treatment: On the Effective Date and in accordance with the Restructuring Transactions, each holder of an Allowed European Roll-Up Term Loan Claim shall receive, at the election of the holder of such Allowed European Roll-Up Term Loan Claim made on or before the Subscription Expiration Date, one of the following:

(i)	its Pro Rata Share of the ADH Roll-Up Stock to be issued on the Effective Date and the ADH Roll-Up Subscription Rights, or

(ii)	Cash equal to its Pro Rata Share of $25 million.

Up to ten (10) days prior to the Effective Date and upon written notice to the Debtors and Oaktree, Apollo may change its election of clause 3.3.2(c)(i) of the Plan (i.e., its Pro Rata Share of the ADH Roll-Up Stock to be issued on the Effective Date and the ADH Roll-Up Subscription Rights) to clause 3.3.2(c)(ii) of the Plan (i.e., Cash equal to its Pro Rata Share of $25 million).

(d)	Status: ADH Class 2 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of Claims in ADH Class 2 are entitled to vote to accept or reject the Plan.

3.3.3	ADH Class 3 – European Term Loan Claims.

(a)	Classification: ADH Class 3 consists of all Allowed European Term Loan Claims.

(b)	Allowance: After giving effect to the 9019 Settlement, the European Term Loan Claims will be deemed Allowed in the aggregate principal amount of $286,058,937.66 and €53,237,092.34 plus accrued and unpaid interest as of the Commencement Date for ADH.

(c)	Treatment: On the Effective Date and in accordance with the Restructuring Transactions, each holder of a European Term Loan Claim as of the Distribution Record Date shall receive, at the election of the holder of such European Term Loan Claim made on or before the Subscription Expiration Date, one of the following:

(i)	its Pro Rata Share of ADH Term Loan Stock to be issued on the Effective Date and the ADH Term Loan Subscription Rights, or

(ii)	Cash equal to its Pro Rata Share of ADH Term Loan Value.

If the holder of a European Term Loan Claim (other than a Backstop Party) completes and returns its Subscription Form by the Subscription Expiration Date, such holder shall be deemed to have elected the treatment described in clause 3.3.3(c)(i) of the Plan unless the holder completes and returns a Ballot, in which it elects the treatment described in clause 3.3.3(c)(ii) of the Plan, in which case, such holder shall be deemed to have relinquished, forever and irrevocably, its right to participate in the Rights Offering and the Rights Offering Agent shall return any amounts that such holder paid for the exercise of its Subscription Rights without interest. Any other holder of a European Term Loan Claim (i.e., other than a Backstop Party or a holder returning its Subscription Form and electing the treatment described in clause 3.3.3(c)(i) of the Plan pursuant to the preceding sentence) that fails to make a timely election on its Ballot electing the treatment described in clause 3.3.3(c)(i) of the Plan, shall be irrevocably deemed to have elected the treatment under clause 3.3.3(c)(ii) of the Plan.

Up to ten (10) days prior to the Effective Date and upon written notice to the Debtors and Oaktree, Apollo may change its election of clause 3.3.3(c)(i) of the Plan (i.e., its Pro Rata Share of ADH Term Loan Stock to be issued on the Effective Date and the ADH Term Loan Subscription Rights) to clause 3.3.3(c)(ii) of the Plan (i.e., Cash equal to its Pro Rata Share of ADH Term Loan Value).

(d)	Status: ADH Class 3 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of the Claims in ADH Class 3 are entitled to vote to accept or reject the Plan.

3.3.4	ADH Class 4 – Other ADH Claims.

(a)	Classification: ADH Class 4 consists of all Allowed Other ADH Claims.

(b)	Treatment: Each Allowed Other ADH Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Accordingly, each Allowed Other ADH Claim shall be treated in one of the following ways:

(i)	The legal, equitable, and contractual rights of a holder of an Allowed Other ADH Claim shall be left unaltered, or

(ii)	Notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Other ADH Claim to demand or receive accelerated payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default under the agreements governing or evidencing such Claim or applicable law, such Claim shall be reinstated and ADH shall

(1)	cure all defaults that occurred before or from and after ADH’s Commencement Date (other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code),

(2)	reinstate the maturity of such Claim as such maturity existed prior to the occurrence of such default,

(3)	compensate the holder of such Claim for any damages incurred as a consequence of any reasonable reliance by such holder on such contractual provision or such applicable law,

(4)	if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensate the holder of such Claim (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure, and

(5)	not otherwise alter the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

(c)	Status: ADH Class 4 is unimpaired. The holders of Claims in ADH Class 4 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.3.5	ADH Class 5 – ADH Equity Interests.

(a)	Classification: ADH Class 5 consists of all Allowed ADH Equity Interests.

(b)	Treatment: Each Allowed ADH Equity Interest shall be reinstated.

(c)	Status: ADH Class 5 is unimpaired. The holders of ADH Equity Interests are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.4	Impairment under the Plan.

In the event of a controversy as to whether any class of Claims or Equity Interests is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy at or prior to the Confirmation Date.

ARTICLE IV

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

4.1	Modification of the Plan.

The Debtors may, with the consent of a Majority in Interest, alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date so long as the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code. After the Confirmation Date and prior to the Effective Date, the Debtors may only alter, amend, or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code and with the consent of a Majority in Interest.

4.2	Revocation or Withdrawal.

4.2.1	Right to Revoke.

The Debtors may revoke or withdraw the Plan prior to the Confirmation Date, subject to the terms of the Equity Commitment Agreement and the Plan Support Agreements.

4.2.2	Effect of Withdrawal or Revocation.

If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims or defenses or any admission or statement against interest by the Debtors in any further proceedings involving any Debtor.

4.3	Amendment of Plan Documents.

From and after the Effective Date, the authority to amend, modify, or supplement the exhibits and schedules to the Plan and any documents attached to such exhibits and schedules shall be as provided in such exhibits and schedules and their respective attachments.

ARTICLE V

TREATMENT OF DISPUTED CLAIMS

5.1	Objections to Claims; Prosecution of Disputed Claims.

The Reorganized Debtors shall object to the allowance of Claims filed with the Bankruptcy Court with respect to which the Reorganized Debtors dispute liability in whole or in part. All objections that are filed and prosecuted by the Reorganized Debtors as provided herein shall be litigated to Final Order by the Reorganized Debtors or compromised and settled in accordance with the Claims Settlement Guidelines.

Unless otherwise provided herein or extended by order of the Bankruptcy Court, all objections by the Reorganized Debtors to Claims shall be served and filed no later than ninety (90) days after the Effective Date.

5.2	Amendment to the Claim Settlement Guidelines.

The Confirmation Order shall approve the amendment to the Claim Settlement Guidelines as set forth in Exhibit “1.1.49” of the Plan.

5.3	Distributions on Account of Disputed Claims.

Notwithstanding Section 3.2 hereof, but subject to Section 3.2.4(b)(iii) hereof, a Distribution shall only be made by the Reorganized Debtors to the holder of a Disputed Claim when, and to the extent that, such Disputed Claim becomes Allowed. No Distribution shall be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof in the manner prescribed by Section 5.1 hereof.

No interest shall be paid on account of Disputed Claims that later become Allowed except to the extent that payment of interest is required under section 506(b) of the Bankruptcy Code.

ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN

6.1	Impaired Classes to Vote.

Each holder of a Claim in an impaired Class of Claims shall be entitled to vote to accept or reject the Plan to the extent and in the manner provided by the Voting Procedures Order.

6.2	Acceptance by Class of Claims.

Acceptance of the Plan by any impaired Class of Claims shall be determined in accordance with the Voting Procedures Order.

6.3	Nonconsensual Confirmation.

Because the U.S. Debtors Class 8 (Aleris Equity Interests) and U.S. Debtors Class 9 (Cancelled U.S. Equity Interests) are deemed to have rejected the Plan, the Debtors intend to seek confirmation of the Plan in accordance with section 1129(b) of the Bankruptcy Code.

In the event that any impaired Class of Claims shall fail to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtors intend to (a) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan itself shall constitute a motion for such relief, or (b) amend the Plan in accordance with Section 4.1 hereof.

6.4	Substantive Consolidation for Voting and Distribution Purposes.

6.4.1	Deemed Substantive Consolidation.

For administrative convenience, the U.S. Debtors’ estates shall be substantively consolidated for voting, confirmation, and distribution purposes only. Absent the substantive consolidation provided herein, no recovery would be available to Creditors in U.S. Debtors Class 4 (Convenience Claims) and U.S. Debtors Class 5 (General Unsecured Claims Other than Convenience Claims and Insured Claims).

Entry of the Confirmation Order shall constitute approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the limited consolidation of the U.S. Debtors’ chapter 11 cases.

On and after the Effective Date:

(a)	All guarantees by any of the U.S. Debtors of the obligations of any other U.S. Debtor arising prior to the Effective Date shall be deemed eliminated so that any Claim against any U.S. Debtor and any guarantee thereof executed by any other U.S. Debtor and any joint and several liability of any of the U.S. Debtors shall be deemed to be one obligation of the deemed consolidated U.S. Debtors, and

(b)	Each and every General Unsecured Claim and the U.S. Roll-Up Term Loan Claims filed or to be filed in the Chapter 11 Cases against one or more of the U.S. Debtors shall be deemed filed against the consolidated U.S. Debtors and shall be deemed one Claim against and an obligation of the deemed consolidated U.S. Debtors.

The substantive consolidation shall not affect the following:

(a)	The mutuality requirements imposed by section 553 of the Bankruptcy Code in connection with any setoff rights asserted by a Creditor;

(b)	The allowance or treatment of U.S. Affiliate Claims;

(c)	The legal and organizational structure of the Reorganized U.S. Debtors;

(d)	Pre- and post-Commencement Date liens, guarantees, and security interests that are required to be maintained in connection with any of the following:

(i)	Executory contracts that were entered into during the U.S. Debtors’ chapter 11 cases or that have been or will be assumed pursuant to section 365 of the Bankruptcy Code;

(ii)	The Plan;

(iii)	The DIP Credit Agreements; or

(iv)	The Exit ABL Facility;

(e)	Distributions out of any insurance policies or Distributions out of proceeds of such policies; or

(f)	The payment of any fee payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing to consider confirmation of the Plan, on a per-Debtor basis.

6.4.2	Reservation of Rights.

Notwithstanding the foregoing, the U.S. Debtors reserve the right to deconsolidate any or all of the U.S. Debtors and tabulate votes on a debtor-by-debtor basis.

ARTICLE VII

IMPLEMENTATION OF THE PLAN

7.1	The Rights Offering.

7.1.1	Calculation of Plan Value.

Before the Effective Date, but within the later of (a) five (5) Business Days after the Confirmation Date and (b) ten (10) Business Days after the first day of the month in which the Confirmation Date shall occur, the Debtors, in consultation with, and subject to approval of, a Majority in Interest, will calculate the Plan Value, the U.S. Plan Deductions, the ADH Plan Deductions, the Rights Offering Value, the Closing Liquidity Adjustment, the ADH Liquidity Adjustment, the U.S. Liquidity Adjustment, and the Determination Date Net Working Capital (and all definitions related to any of the foregoing).

If the Effective Date is more than forty-five (45) days after the initial Determination Date, the Debtors, in consultation with, and subject to approval of, a Majority in Interest, will recalculate, based upon the new Determination Date, the Plan Value, the U.S. Plan Deductions, the ADH Plan Deductions, the Rights Offering Value, the Closing Liquidity Adjustment, the ADH Liquidity Adjustment, the U.S. Liquidity Adjustment, and the Determination Date Net Working Capital (and all definitions related to the foregoing) on the fifth (5th) Business Day before the Effective Date.

Any value (a) determined as of the Determination Date and (b) denominated in a currency that is not U.S. dollars will be converted to U.S. dollars based upon the applicable exchange rate as of the Determination Date. Any other value (x) used in the calculation of the ADH Plan Deductions or U.S. Plan Deductions, (y) determined as of a date other than the Determination Date, and (z) denominated in a currency that is not U.S. dollars will be converted to U.S. dollars based upon the applicable exchange rate as of one (1) Business Day before the date on which such calculation occurs.

The Bankruptcy Court will resolve any dispute between the Debtors and the Majority in Interest regarding any such calculations.

7.1.2	Issuance of Subscription Rights in the Rights Offering.

The Debtors shall send to each holder of an Allowed U.S. Roll-Up Term Loan Claim, an Allowed European Roll-Up Term Loan Claim or an Allowed European Term Loan Claim a Ballot, on which each holder of such Claims may elect to receive, at its option:

(a)	(i) its Pro Rata Share of U.S. Roll-Up Stock, ADH Roll-Up Stock, or ADH Term Loan Stock, as applicable, and

(ii) its Pro Rata Share of U.S. Subscription Rights, ADH Roll-Up Subscription Rights or ADH Term Loan Subscription Rights, as applicable, or

(b)	Cash in the amount of its Pro Rata Share of the U.S. Plan Value, the amount set forth in section 3.3.2(c)(ii) of the Plan, or ADH Term Loan Value, as applicable.

If the holder of an Allowed U.S. Roll-Up Term Loan Claim elects option (a) (i.e., its Pro Rata Share of U.S. Roll-Up Stock and its Pro Rata Share of U.S. Subscription Rights), such holder may elect to exercise up to its Pro Rata Share of the U.S. Subscription Rights.

If the holder of an Allowed European Roll-Up Term Loan Claim elects option (a) (i.e., its Pro Rata Share of ADH Roll-Up Stock and its Pro Rata Share of ADH Roll-Up Subscription Rights), such holder may elect to exercise up to its Pro Rata Share of the ADH Roll-Up Subscription Rights.

If the holder of an Allowed European Term Loan Claim elects option (a) (i.e., its Pro Rata Share of ADH Term Loan Stock and its Pro Rata Share of ADH Term Loan Subscription Rights), such holder may elect to exercise up to its Pro Rata Share of the ADH Term Loan Subscription Rights.

If a holder of Allowed U.S. Roll-Up Term Loan Claims, Allowed European Roll-Up Term Loan Claims and Allowed European Term Loan Claims elects option (a), such holder (now a Rights Offering Participant) may also exercise its Subscription Rights via the Subscription Form enclosed with its Ballot.

The number of units of shares of New Common Stock and principal amount of IntermediateCo Notes with respect to which Aleris will accept subscriptions is subject to a reduction (the “Minimum Ownership Cutback”) in order to effectuate the 9019 Settlement and provide Oaktree and Apollo, collectively, with a minimum ownership of the New Common Stock outstanding on the Effective Date equal to the Minimum Oaktree/Apollo Equity Threshold. Any shares of New Common Stock and IntermediateCo Notes excluded from the Subscription Rights due to a Minimum Ownership Cutback shall instead be considered part of the Rights Offering Residual Units. The Minimum Ownership Cutback will be made pro rata among the Rights Offering Participants other than the Backstop Parties. Notwithstanding the foregoing, the Debtors shall not reduce the number of units distributable to Rights Offering Participants (except for the Backstop Parties) by more than the Maximum Third-Party Reduction.

As set forth in Section 7.1.8 of the Plan, any New Common Stock and IntermediateCo Notes distributed in accordance with this Rights Offering shall be distributed upon the Effective Date or as soon thereafter as is reasonably practicable.

7.1.3	Rights Offering Procedures.

(a)	Subscription Period.

The Rights Offering shall commence when the Ballots and Subscription Forms are first transmitted/mailed to holders of Allowed U.S. Roll-Up Claims, Allowed European Roll-Up Term Loan Claims, and Allowed European Term Loan Claims, which shall be no later than the Solicitation Date.

Each Rights Offering Eligible Creditor (other than a Backstop Party) intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Rights on or prior to the Subscription Expiration Date in accordance with the Plan and the Subscription Form.

(b)	Exercise of Subscription Rights.

Only Rights Offering Eligible Creditors will be allowed to exercise Subscription Rights for Rights Offering Units.

In order to exercise the Subscription Rights, each Rights Offering Eligible Creditor (other than a Backstop Party) must return a duly completed Subscription Form to the Rights Offering Agent so that such form and payment, in Cash, of the aggregate Subscription Purchase Price are actually received by the Rights Offering Agent on or before the Subscription Expiration Date. If the Rights Offering Agent for any reason does not receive from a given Rights Offering Eligible Creditor (other than a Backstop Party) a duly completed Subscription Form and payment, in Cash, of the aggregate Subscription Purchase Price on or prior to the Subscription Expiration Date, then such Rights Offering Eligible Creditor shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering. If a Rights Offering Eligible Creditor returns a Ballot and elects treatment under clause 3.2.3(c)(i) of the Plan or clause 3.3.3(c)(i) of the Plan, as applicable, but fails to timely exercise its Subscription Rights, it shall be deemed to have elected to receive New Common Stock and Subscription Rights, but have elected not to exercise its Subscription Rights.

(c)	Payment for Units Distributable Upon Exercise of Subscription Rights.

Each Rights Offering Participant, except for the Backstop Parties, shall be required to pay, so that it is actually received by the Rights Offering Agent on or prior to the Subscription Expiration Date, the Subscription Purchase Price for each unit for which such Rights Offering Participant subscribes, consisting of a share of New Common Stock and the principal amount of IntermediateCo Notes applicable to such share (such Subscription Purchase Price, the “Preliminary Subscription Purchase Price” and such units, the “Preliminary Subscription Units”). For purposes of determining such Rights Offering Participant’s aggregate Preliminary Subscription Purchase Price and Preliminary Subscription Units, the Rights Offering Value shall be deemed the Maximum Rights Offering Amount.

If the Rights Offering Agent, for any reason, does not receive from a Rights Offering Participant (other than a Backstop Party) full payment of its aggregate Preliminary Subscription Purchase Price on or prior to the Subscription Expiration Date, then such Rights Offering Participant shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering. Any such unexercised Subscription Rights shall be treated as Rights Offering Residual Units and shall be acquired by the Backstop Parties.

As set forth in Section 7.1.1 of this Plan, the Debtors, in consultation with, and subject to the approval of, a Majority in Interest, shall determine the Rights Offering Value, the Subscription Purchase Price and, after giving effect to the Minimum Ownership Cutback, the number of Rights Offering Units each Rights Offering Participant is entitled to receive (such Subscription Purchase Price, the “Final Subscription Purchase Price” and such units, the “Final Subscription Units”). If the Final Subscription Purchase Price and/or the number of Final Subscription Units are less than the Preliminary Subscription Purchase Price and/or the number of Preliminary Subscription Units respectively, then, promptly following the Effective Date, the Rights Offering Agent shall refund to each Rights Offering Participant (except for the Backstop Parties) the appropriate excess payment (if any) without interest. For U.S. federal income tax purposes, the aggregate Final Subscription Purchase Price paid by each Rights

Offering Participant shall be allocated to the IntermediateCo Notes received by such Rights Offering Participant in an amount equal to their stated principal amount with the remaining Final Subscription Purchase Price allocated to the New Common Stock received by such participant.

The Rights Offering Agent shall hold any payments received for the exercise of Subscription Rights prior to the Effective Date in escrow until the Effective Date. In the event that the conditions to the Effective Date are not met or waived, such payments shall be returned to the applicable Rights Offering Participant without interest. Each Rights Offering Participant may exercise all or any portion of such participant’s Subscription Rights pursuant to the Subscription Form. Except as set forth in Section 7.1.5, the valid exercise of Subscription Rights cannot be revoked.

If any Entity (other than a Backstop Party) exercises such Subscription Rights after the Subscription Expiration Date, such exercise shall be null and void, and the Debtors shall not be obligated to honor any such purported exercise regardless of when the documents relating to such exercise were sent.

(d)	Rights Offering Residual Units.

After the Subscription Expiration Date, unexercised Subscription Rights shall be treated as Rights Offering Residual Units and shall be purchased by the Backstop Parties pursuant to the Equity Commitment Agreement.

(e)	Subscription Notification.

On the Effective Date, the Rights Offering Agent will notify each Rights Offering Participant of its respective allocation of Rights Offering Units, and in the case of the Backstop Parties, the Rights Offering Agent will notify each Backstop Party on or before the third (3rd) Business Day prior to the Effective Date of its portion of Rights Offering Residual Units that such Backstop Party is obligated to purchase pursuant to the Equity Commitment Agreement.

In the event there is a Minimum Ownership Cutback or the Rights Offering Value is less than the Maximum Rights Offering Amount, then any excess portion of the payment made by the Rights Offering Participant shall be returned without interest promptly following the Effective Date.

(f)	Disputes in the Exercise of Subscription Rights.

All questions concerning the timeliness, viability, form, and eligibility of any exercise of Subscription Rights shall be determined by the Debtors, with the consent of a Majority in Interest, whose good-faith determinations shall be final and binding. The Debtors, in their reasonable discretion, may (a) waive any defect or irregularity, (b) permit a defect or irregularity to be corrected within such times as the Debtors may determine, or (c) reject the purported exercise of any Subscription Rights.

Aleris or the Rights Offering Agent may give notice to any Rights Offering Eligible Creditor regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Rights Offering Eligible Creditor and may permit such defect or irregularity to be cured within such time as it may determine in good faith to be appropriate; provided, however, that Aleris and the Rights Offering Agent will not have any obligation to provide such notice, nor will they incur any liability for failure to give notification.

7.1.4	Transfer Restrictions.

Subscription Rights shall be provided to each Rights Offering Eligible Creditor as of the Voting Record Date. The Subscription Rights are not transferable. Rights Offering Eligible Creditors may not sell, transfer, assign, pledge or otherwise dispose of the Subscription Rights. Any such transfer or attempted transfer is null and void and the Debtors will not treat any purported transferee as the holder of any Subscription Rights.

7.1.5	Revocation.

Once a Rights Offering Eligible Creditor exercises its Subscription Rights, such exercise cannot be revoked except if such Rights Offering Eligible Creditor elects the cash payment option on its Ballot. If a Rights Offering Eligible Creditor elects the cash payment option on its Ballot, the Rights Offering Eligible Creditor shall be deemed to have relinquished, forever and irrevocably, its rights to participate in the Rights Offering and the Rights Offering Agent shall return any amounts that such Rights Offering Eligible Creditor paid for the exercise of its Subscription Rights without interest.

7.1.6	Backstop of the Rights Offering.

Subject to the terms of the Equity Commitment Agreement, the Backstop Parties shall purchase all, if any, Rights Offering Residual Units. Accordingly, the Backstop Parties shall pay to the Rights Offering Agent, by wire transfer in immediately available funds on or before the Effective Date, Cash in an amount equal to the Subscription Purchase Price multiplied by the number of units of Rights Offering Residual Units. The Rights Offering Agent shall deposit such funds into the escrow for the proceeds of the Rights Offering.

7.1.7	Structuring and Arrangement Fee.

Each Backstop Party (or such affiliate as may be designated by such Backstop Party) shall, as set forth in the Equity Commitment Agreement, receive the Structuring and Arrangement Fee. The Structuring and Arrangement Fee shall be allocated to each Backstop Party (or, in each case, their designated affiliates) in proportion to the backstop amount provided by such Backstop Party, respectively.

7.1.8	Distribution of the New Common Stock and IntermediateCo Notes.

On, or as soon as practicable after the Effective Date, the Disbursing Agent shall distribute the New Common Stock and IntermediateCo Notes purchased by the Rights Offering Participants and the Backstop Parties, pursuant to the Rights Offering, to such purchasers, subject to the terms of the Equity Commitment Agreement with respect to the Backstop Parties. To the extent a holder of a U.S. Roll-Up Term Loan Claim, European Roll-Up Term Loan Claim or European Term Loan Claim requires any regulatory approval to purchase such New Common Stock, the Debtors will not distribute any shares of New Common Stock to such holder unless and until all such regulatory approvals are received. The Debtors will not be required to refund any Subscription Purchase Price in the event that any Rights Offering Participant fails to receive any applicable regulatory approval (including any approval under the HSR Act).

7.1.9	No Interest.

No interest shall be paid to Rights Offering Participants exercising Subscription Rights on account of amounts paid in connection with the exercise of the Subscription Rights.

7.2	Purchase of the IntermediateCo Preferred Stock.

Pursuant to the terms of the Equity Commitment Agreement, the Backstop Parties (or such affiliate, fund, or account managed by a Backstop Party, as may be designated by the managing Backstop Party) shall purchase the IntermediateCo Preferred Stock from IntermediateCo and shall pay to IntermediateCo, by wire transfer in immediately available funds on the Effective Date, Cash in an amount equal to $5 million.

7.3	The 9019 Settlement.

To consensually resolve all outstanding disputes among the 9019 Settlement Parties (i.e., Oaktree, Apollo, and the Debtors) with respect to the European Term Loan Facility, the DIP Order, the DIP Term Credit Agreement, and the parties’ respective rights under the same, the 9019 Settlement Parties have agreed to the following settlement pursuant to Bankruptcy Rule 9019, effective as of the Effective Date:

(a)	In accordance with the DIP Order and sections 2.01(b)(ii) and 2.01(b)(iv) of the DIP Term Credit Agreement, upon the Effective Date of their original allocation of roll-up rights ($267.0 million), Oaktree and Apollo will be deemed to have elected to roll up:

(i)	$242.0 million principal amount of their U.S. Term Loan Claims into U.S. Roll-Up Term Loan Claims, and

(ii)	$25.0 million principal amount of their European Term Loan Claims into European Roll-Up Term Loan Claims;

provided, with respect to U.S. Term Loan Claims and European Term Loan Claims rolled-up into U.S. Roll-Up Term Loan Claims and European Roll-Up Term Loan Claims, respectively, on or after August 1, 2009, interest shall accrue on such U.S. Roll-Up Term Loan Claims and European Roll-Up Term Loan Claims as if Oaktree and Apollo had rolled-up such claims on August 1, 2009.

For avoidance of doubt, the amounts set forth above include amounts rolled up prior to August 1, 2009, and as to such amounts, interest will continue to accrue as of the date of such roll-up election.

(b)	Upon the Effective Date, Oaktree and Apollo will each waive its rights to roll up any remaining European Term Loan Claims into the European Roll-Up Term Loan Claims.

(c)	Pursuant to the Plan, the Rights Offering, and the Equity Commitment Agreement, Oaktree and Apollo will receive the right to subscribe for New Common Stock equal to at least the Minimum Oaktree/Apollo Equity Threshold.

(d)

The actual legal fees and expenses of Willkie Farr & Gallagher LLP and Young Conaway Stargatt & Taylor LLP, as counsel to certain holders of European Term Loan Claims, will be reimbursed in an amount up to $1,500,000. For the avoidance of doubt, such legal fees will not be included in the ADH Plan Deductions or the U.S. Plan Deductions. Neither such holders of European Term

Loan Claims, Willkie Farr & Gallagher LLP, nor Young Conaway Stargatt & Taylor LLP need to apply to the Bankruptcy Court for approval of such fees and expenses.

The Plan shall constitute a motion to approve the 9019 Settlement. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of such settlement pursuant to Bankruptcy Rule 9019 and a finding by the Bankruptcy Code that the 9019 Settlement is in the best interest of the Debtors and their respective estates. If the Effective Date does not occur, the 9019 Settlement shall be deemed to have been withdrawn without prejudice to the respective positions of the parties, including, but not limited to the ability of Oaktree and Apollo to elect to roll up into the U.S. Roll-Up Term Loans and the European Roll-Up Term Loans, and neither the fact of the proposed settlement nor the terms thereof shall be admissible in connection with the underlying dispute among the parties.

7.4	Corporate Action.

On or as soon as practicable after the Effective Date, each Reorganized Debtor shall take such actions as may be or become necessary to effectuate the Plan and any transactions contemplated thereby, all of which shall be authorized and approved in all respects, in each case without further action being required under applicable law, regulation, order, or rule (including, without limitation, any action by the holders of Equity Interests or directors of any Reorganized Debtor), including, without limitation, each Reorganized Debtor (a) may engage in any transaction contemplated by the Plan, including, without limitation, transactions related to the Rights Offering, the Transaction Agreements, the Exit ABL Facility, and the transactions contemplated by Sections 7.6.1 and 7.6.2 of the Plan, and (b) may file its Amended and Restated Organizational Documents with the Secretary of State for the state in which such Reorganized Debtor is organized. All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall occur in the order specified in Schedule “7.6.1” to the Plan.

To the full extent permissible under section 1123(a)(5) of the Bankruptcy Code, each Reorganized Debtor, as applicable, is exempt from compliance with any applicable non-bankruptcy law and regulations related to the transactions contemplated by the Plan.

7.5	Amendment of Organizational Documents.

Each of the Organizational Documents shall be amended or amended and restated as of the Effective Date in substantially the form of the Amended and Restated Organizational Documents.

7.6	The Restructuring Transactions.

7.6.1          Transfer of Assets/Merger/Dissolution/Consolidation.

On, or as soon as reasonably practicable after the Effective Date, the Debtors, the Reorganized Debtors, and the OpCos shall engage in the transactions set forth on Schedule “7.6.1” to the Plan (the “Restructuring Transactions”). In addition, on the Effective Date or as soon as reasonably practicable thereafter and without the need for any further action, the Reorganized Debtors may:

(a)	Cause any or all of the Debtors or Reorganized Debtors to be merged into one or more of the Debtors or Reorganized Debtors, dissolved, or otherwise consolidated;

(b)	Cause the transfer of any assets between or among the Debtors or Reorganized Debtors; or

(c)	Engage in any other transactions in furtherance of the Plan.

7.6.2          Dissolution of Aleris and the Dissolving U.S. Subsidiaries.

From and after the Effective Date, the existing directors of Aleris and the Dissolving U.S. Subsidiaries and the then current officers of Aleris and the Dissolving U.S. Subsidiaries shall continue to serve in such capacity as the directors and officers of Aleris and the Dissolving U.S. Subsidiaries through the earlier of the date the respective entity is dissolved in accordance with this Section 7.6.2 of the Plan and the date such director or officer resigns, is terminated or otherwise is unable to serve; provided, however, that, in the event that any director or officer of Aleris or any Dissolving U.S. Subsidiary resigns, is terminated, or is unable to serve as a director or officer, the successor to such director or officer shall be selected in accordance with the organizational documents of Aleris or the applicable Dissolving U.S. Subsidiary in effect at such time.

Upon consummation of the Acquisition Agreement and the filing by or on behalf of Aleris or any Dissolving U.S. Subsidiary of a certification to that effect with the Bankruptcy Court, Aleris or the applicable Dissolving U.S. Subsidiary shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of Aleris or the applicable Dissolving U.S. Subsidiary or payments to be made in connection therewith; provided, however, that Aleris and each Dissolving U.S. Subsidiary shall file with the Office of the Secretary of State for the State of Delaware a certificate of dissolution, which may be executed by an officer of such Debtor without need for approval by the Board of Directors or the holders of Equity Interests in Aleris or the applicable Dissolving U.S. Subsidiary. From and after the Effective Date, Aleris and each Dissolving U.S. Subsidiary shall not be required to file any document, or take any other action, or obtain any approval from the Board of Directors or holders of Equity Interests, to withdraw their business operation from any states in which the Debtors previously conducted their business operations.

To the extent that anything in this Section 7.6.2 of the Plan is inconsistent or conflicts with any of the bylaws, organizational documents, and related corporate documents of either Aleris or any Dissolving U.S. Subsidiary, such organizational documents are deemed amended by the Plan to permit and authorize the Debtors to take the actions contemplated by this Section 7.6.2 of the Plan. In addition, as of the Effective Date, the respective organizational documents of Aleris and the Dissolving U.S. Subsidiaries shall be deemed amended to prohibit the issuance of any shares of non-voting stock.

7.6.3          Disposition of Certain Assets.

Certain assets that the Reorganized Debtors intend to sell, transfer, or otherwise dispose of after the Effective Date will be transferred to an OpCo formed exclusively to hold such assets. The list of such assets is set forth in Schedule “7.6.3” to the Plan. Any transfer or other disposition by such OpCo of such assets shall be deemed a transfer made pursuant to this Plan, and, therefore, will be exempt from the transfer taxes pursuant to section 1145 of the Bankruptcy Code.

In accordance with Section 7.12 of the Plan, the closing of the Acquisition Agreement will occur on the Effective Date. Pursuant to the Acquisition Agreement, each Dissolving U.S. Subsidiary will transfer all of the assets specified in the Acquisition Agreement to the OpCo designated in

Schedule “2” to the Acquisition Agreement free and clear of any and all Claims, Equity Interests, Encumbrances, and other interests.

7.7	The Exit ABL Facility.

The Reorganized Debtors are authorized to enter into the Exit ABL Facility and incur indebtedness thereunder on the Effective Date without the need for any further corporate action and without any further action by the holder of Claims or Equity Interest.

7.8	New Common Stock.

7.8.1        Distribution of New Common Stock.

In accordance with Section 7.1.8 and Article 8 of the Plan, the Debtors shall distribute or cause to be distributed the New Common Stock to Creditors in U.S. Debtor Class 3 (U.S. Roll-Up Term Loan Claims), ADH Class 2 (European Roll-Up Term Loan Claims), and ADH Class 3 (European Term Loan Claims).

7.8.2        Stockholders Agreement.

As a condition to its receipt of shares of New Common Stock under the Plan, any Entity that, together with its Affiliates, would own nine percent (9.0%) or more of the New Common Stock to be issued on the Effective Date must execute and agree to be bound by the Stockholders Agreement. All other Creditors that receive New Common Stock under the Plan shall be deemed to be party to and, accordingly, bound by terms thereof.

7.8.3        Registration Rights Agreement.

Pursuant to the Transaction Agreements, HoldCo shall enter into the Registration Rights Agreement for the benefit of the applicable Backstop Parties and any such other parties identified in the Registration Rights Agreement.

7.8.4        HSR Act Compliance.

No Backstop Party will have any obligation to fund under the Equity Commitment Agreement, and no shares of New Common Stock will be distributed under the Plan to it or any other entity required to file a Premerger Notification and Report Form under the HSR Act, until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. The Debtors will not be required to refund any Subscription Purchase Price in the event that any Rights Offering Participant fails to receive any applicable regulatory approval (including any approval under the HSR Act).

7.8.5        Compliance with E.U. Competition Law.

No Backstop Party will have any obligation to fund under the Equity Commitment Agreement, and no shares of New Common Stock will be distributed under the Plan to it, until the European Commission shall have (i) declared the acquisition of control by Oaktree over the assets of Aleris and the Dissolving U.S. Subsidiaries pursuant to the Plan, the Rights Offering, and the Transaction Agreements is compatible with the common market pursuant to Article 6(1)(b) of Council Regulation No. 139/2004 of January 20, 2004, on the control of concentrations between undertakings, either unconditionally or conditionally in terms reasonably satisfactory to the parties; or (ii) not issued a decision within the required deadlines with the consequences that the transaction contemplated by the Plan are deemed compatible with the common market pursuant to Article 10(6) of the EC Merger Regulation.

7.9	Cancellation of Securities of the U.S. Debtors.

As of the Effective Date, all notes, agreements, and securities evidencing General Unsecured Claims, except for European Term Loan Claims and European Roll-Up Term Loan Claims, and the rights of the holders thereof thereunder shall be cancelled and deemed null and void and of no further force and effect, and the holders thereof shall have no rights, and such instruments shall evidence no rights, except the right to receive the Distributions provided herein.

As of the Effective Date, all Aleris Equity Interests, Cancelled U.S. Equity Interests, 2006 Senior Notes, 2007 Senior Notes, Senior Subordinated Notes, any outstanding IRB, the U.S. Term Loan Facility, and any other Debt Claim will be deemed cancelled.

Notwithstanding any other provisions in the Plan, each Indenture or other agreement that governs the rights of a holder of a Debt Claim that is administered by an Indenture Trustee shall continue in effect solely for the purposes of permitting the applicable Indenture Trustee thereunder (i) to make Distributions to such holder pursuant to the terms of the applicable Indenture; (ii) maintain any rights and liens (“Charging Liens”) it may have for any unpaid fees, costs, expenses, and indemnification under such Indenture or other agreement, provided, however, such rights and Charging Liens are limited to the Distributions, if any, to such holders; and (iii) to be paid by such holders or reimbursed for such prepetition and postpetition fees, costs, expenses, and indemnification (to the extent not paid as an Administrative Expense or otherwise) from the Distributions, if any, to such holders (until payment in full of such fees, costs, expenses or indemnification) on the terms and conditions set forth by the respective Indenture, other agreement, or applicable law.

Nothing in this Plan shall affect the subordination rights among the 2006 Senior Notes, 2007 Senior Notes, Senior Subordinated Notes, any outstanding IRB, the U.S. Term Loan Facility, and any other Debt Claims, including, without limitation, any applicable Indenture Trustee’s rights to exercise Charging Liens with respect to any Distributions.

7.10	European Term Loan Claims and European Roll-Up Claims

7.10.1        The European Term Loan.

Upon the Effective Date, in exchange for consideration provided under the Plan, all holders of Allowed European Term Loan Claims shall be deemed to have assigned their respective Allowed European Term Loan Claims to the European Term Loan Acquisition Entity.

The European Term Loan Acquisition Entity shall make any Distributions on account of European Term Loan Claims under the Plan of New Common Stock, ADH Term Loan Subscription Rights, and/or Cash. Specifically, Aleris shall make a series of capital contributions and/or loans through its direct and indirect subsidiaries to European Term Loan Acquisition Entity. Using the proceeds of such capital contributions and/or loans, on the Effective Date or as soon thereafter as is reasonably practicable, the European Term Loan Acquisition Entity shall distribute the New Common Stock, the ADH Term Loan Subscription Rights, and/or Cash to the Disbursing Agent for distribution to the holders of the European Term Loan Claims as of the Distribution Record Date.

As set forth in Section 10.3.3 of the Plan, European Term Loan Claims are not subject to discharge, waiver, or release; instead, on the Effective Date, the terms and conditions of the European Term Loan Facility shall be modified as set forth in Exhibit “7.10.1” of the Plan, the European Term Loan Claims shall be deemed transferred to the European Term Loan Acquisition Entity, the European Term Loan Acquisition Entity shall be deemed to have assumed all responsibilities of the Prepetition Term Loan Agent Bank thereunder with respect to the European Term Loan Facility, and the Prepetition Term Loan Agent Bank shall be released from all other responsibilities under the Prepetition Term Loan Agreements with respect to the European Term Loan Facility.

7.10.2        The DIP Term Credit Agreement

Upon the Effective Date, in exchange for consideration provided under the Plan, all holders of Allowed European Roll-Up Term Loan Claims shall be deemed to have assigned their respective Allowed European Roll-Up Term Loan Claims to the European Term Loan Acquisition Entity.

The European Term Loan Acquisition Entity shall make any Distributions on account of European Roll-Up Term Loan Claims under the Plan of New Common Stock, ADH Roll-Up Subscription Rights, and/or Cash. Specifically, Aleris shall make a series of capital contributions and/or loans through its direct and indirect subsidiaries to European Term Loan Acquisition Entity. Using the proceeds of such capital contributions and/or loans, on the Effective Date or as soon thereafter as is reasonably practicable, the European Term Loan Acquisition Entity shall distribute the New Common Stock, the ADH Roll-Up Subscription Rights, and/or Cash to the Disbursing Agent for distribution to the holders of European Roll-Up Term Loan Claims as of the Distribution Record Date.

As set forth in Section 10.3.3 of the Plan, European Roll-Up Term Loan Claims are not subject to discharge, waiver, or release; instead, on the Effective Date, the terms and conditions of the DIP Term Credit Agreement shall be modified as set forth in Exhibit “7.10.2” of the Plan, the European Roll-Up Term Loan Claims shall be deemed transferred to the European Term Loan Acquisition Entity, the European Term Loan Acquisition Entity shall be deemed to have assumed all responsibilities of the DIP Term Agent Bank thereunder with respect to the European Roll-Up Term Loans, and the DIP Term Agent Bank shall be released from all other responsibilities under the DIP Term Credit Agreements with respect to the European Roll-Up Term Loans.

7.11	Management of Reorganized Debtors.

7.11.1        General.

In accordance with the Acquisition Agreement, the indirect and direct parents of each of the Reorganized Debtors shall be HoldCo and IntermediateCo. The management, control, and operation of HoldCo and IntermediateCo are the responsibility of their respective boards of directors and officers, subject to, and in accordance with, HoldCo’s Certificate of Incorporation and Bylaws. On the Effective Date, the management, control, and operation of each Reorganized Debtor shall be the responsibility of its respective board of directors, officers, and/or managing members, subject to and in accordance with, its respective Amended and Restated Organizational Documents.

7.11.2        Board of Directors of HoldCo.

The initial members of the board of directors for HoldCo and their relevant qualifications will be identified in Schedule “7.11.2” to the Plan.

7.11.3        Officers of HoldCo.

The current officers of Aleris shall, on the Effective Date, become the officers of HoldCo with comparable titles and responsibilities. Such officers shall serve in accordance with applicable non-bankruptcy law, any employment agreements with HoldCo, IntermediateCo, or the Reorganized Debtors, and any Amended and Restated Organizational Documents.

7.12  Effectuating Documents and Further Transactions.

Each of the officers of the Debtors and the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the Board of Directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, including, without limitation, the Exit ABL Facility, the Transaction Agreements, the Rights Offering, any other exhibit or schedule to the Plan, and any notes or securities issued by any of the Reorganized Debtors pursuant to the Plan.

ARTICLE VIII

DISTRIBUTIONS

8.1	Disbursing Agent.

All Distributions under the Plan, including distributions to holders of U.S. Roll-Up Term Loan Claims, European Roll-Up Term Loan Claims, and European Term Loan Claims, shall be made by the Reorganized Debtors as Disbursing Agent or such other entity designated by the Reorganized Debtors as a Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

8.2	Distribution Record Date for Distributions under the Plan.

Except as and to the extent otherwise required by customary procedures of the DTC with respect to Debt Claims, as of the close of business on the Distribution Record Date, the various transfer and claims registers for each of the classes of Claims as maintained by the Debtors, their respective agents, or the Indenture Trustees shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims. The Debtors and the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims occurring after the close of business on the Distribution Record Date. The Debtors, the Reorganized Debtors, the Disbursing Agent, and the Indenture Trustees shall be entitled to recognize and deal hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

8.3	Time of Distributions under the Plan.

Any Distribution to be made by the Debtors or the Reorganized Debtors pursuant to the Plan shall be deemed to have been timely made if made within ten (10) days after the time therefor specified in the Plan. Distributions with respect to U.S. Debtors Class 5 (General Unsecured Claims other than Convenience Claims and Insured Claims) shall only be made on a Distribution Date; provided, however, that if a Claim in U.S. Debtors Class 5 becomes Allowed subsequent to the Initial Distribution

Date, the Disbursing Agent may, in its sole discretion, make a Distribution with respect to such Claim prior to the Distribution Date. Distributions to a Backstop Party under the Plan with respect to any U.S. Roll-Up Term Loan Claim, European Term Loan Claim, or European Roll-Up Term Loan Claim shall be made on the Effective Date.

8.4	Single Distribution to Each Creditor.

For purposes of treatment and Distribution under the Plan, except as expressly provided herein, all Allowed Claims held by a Creditor within a class shall be aggregated and treated as a single Claim. At the written request of Aleris or the Disbursing Agent, any Creditor holding multiple Claims within a class shall provide to Aleris or the Disbursing Agent, as the case may be, a single address to which any Distributions shall be sent. At the written request of any Creditor holding any such multiple Claims made to the Disbursing Agent within thirty (30) days prior to a Distribution Date, such Creditor shall receive an itemized statement of the Allowed Claims for which the Distribution is being made.

8.5	Compliance with Tax Withholding and Reporting Requirements.

In connection with the Plan, the Debtors and the Disbursing Agent will comply with all withholding and reporting requirements imposed by all applicable federal, state, local, and foreign taxing authorities, and all Distributions hereunder shall be subject to such withholding and reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such Distribution. Any party issuing any instrument or making any Distribution under the Plan has the right, but not the obligation, to withhold such Distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations. The Disbursing Agent may require, as a condition to receipt of a Distribution, that the holder complete the appropriate Form W-8 or Form W-9, as applicable to each such holder. If the Disbursing Agent makes such a request, and the holder fails to complete and return a Form W-8 or W-9, as applicable, before the one-hundred eightieth (180th) day after the Disbursing Agent makes such a request, such Distribution shall be deemed an unclaimed Distribution.

8.6	Distributions Administered by the Indenture Trustees.

8.6.1        Distributions.

Distributions to holders of Debt Claims that are governed by an Indenture administered by an Indenture Trustee will be made on each Distribution Date through the facilities of the DTC in accordance with the customary practices of DTC, as and to the extent practicable, at the direction of the Indenture Trustee. On the initial Distribution Date, the distribution will be made by means of book-entry exchange through the facilities of DTC, and each Indenture Trustee will deliver instructions to DTC directing DTC to effect Distributions on a pro rata basis as provided under the Plan with respect to the Debt Claims upon which such Indenture Trustee acts as trustee.

8.6.2        Expiration of the Retention Period.

Upon the expiration of the Retention Period, all monies or other property held for distribution by any Indenture Trustee under any indenture governing any of the Unsecured Claims shall be returned to the Reorganized Debtors by such trustee, free and clear of any claim or interest of any nature whatsoever, including, without express or implied limitation, escheat rights of any governmental unit under applicable law.

8.6.3        Payment of Indenture Trustees’ Fees and Expenses.

The Reorganized Debtors will pay the Indenture Trustees’ Fees and Expenses to the extent that an Indenture Trustee makes a written request for Indenture Trustees’ Fees and Expenses within thirty (30) days after the Effective Date; provided, however, (a) the Reorganized Debtors shall only be liable for Indenture Trustees’ Fee and Expenses up to an aggregate amount of one million dollars ($1,000,000) for all series of Debt Claims, and (b) if the aggregate asserted Indenture Trustees’ Fees and Expenses exceed one million dollars ($1,000,000), the Reorganized Debtors may, absent an agreement among the Indenture Trustees, apply to the Bankruptcy Court for a reasonable allocation of the amount payable (not to exceed one million dollars ($1,000,000)) by the Reorganized Debtors among the Indenture Trustees.

The Indenture Trustees do not need to apply to the Bankruptcy Court for approval of the Indenture Trustees’ Fees and Expenses. Any dispute between the Reorganized Debtors and an Indenture Trustee regarding the reasonableness of any such fees and expenses shall be resolved by the Bankruptcy Court.

The Reorganized Debtors shall also compensate each Indenture Trustee for services rendered from and after the Effective Date up to an amount equal to ten-thousand dollars ($10,000) for each series of Debt Claims for which it acts as Indenture Trustee, including, the reasonable compensation, disbursements, and expenses of the agents and legal counsel of such trustee in connection with the performance after the Effective Date of its duties under Section 8.6 hereof, and shall be indemnified by the Reorganized Debtors for any loss, liability, or expense incurred by it in connection with the performance of such duties to the same extent and in the same manner as provided in the related indenture.

8.7	Manner of Payment under the Plan.

Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by the Debtors or the Reorganized Debtors shall be made, at the election of the Debtors or the Reorganized Debtors (as the case may be), by check drawn on a domestic bank or by wire transfer from a domestic bank.

8.8	Fractional Shares or Other Distributions.

Notwithstanding anything to the contrary contained herein, no fractional shares of New Common Stock shall be distributed, and no Cash payments shall be distributed in respect thereof. When any Distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half ( 1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half ( 1/2) shall be rounded to the next lower whole number with no further payment thereof. The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

8.9	Distribution of Unclaimed Property.

Any Distribution under the Plan that is unclaimed after one hundred eighty (180) days following the date such property is distributed (including, without limitation, because the Distribution made to the last known address is returned as undeliverable or because a check evidencing a Distribution under the Plan is not cashed within such time), or that is not distributed by the Disbursing Agent because of the failure of a holder of an Allowed Claim to comply with certain withholding tax reporting requirements, shall be deemed not to have been made and shall be transferred to the OpCo identified in the Acquisition Agreement, free and clear of any claims or interests of any Entities, including, without express or implied limitation, any claims or interests of any governmental unit under escheat principles. The Debtors shall not be obligated to make any further Distributions on account of the Claim with respect to which such Distribution was made, and such Claim shall be treated as a Disallowed Claim. Nothing contained herein shall affect the discharge of the Claim with respect to which such Distribution was made, and the holder of such Claim shall be forever barred from enforcing such Claim against HoldCo, IntermediateCo, any OpCo, any of the Reorganized Debtors, or their respective assets, estate, properties, or interests in property.

8.10	Interest on Distributions.

8.10.1        Allocation of Plan Distributions between Principal and Interest.

To the extent that any Allowed Claim entitled to a Distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such Distribution shall be allocated to the principal amount of the Claim (as determined for U.S. federal income tax purposes) first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

8.10.2        Accrual of Interest.

No interest shall accrue or be paid with respect to any Distribution as a consequence of such Distribution not having been made on the Effective Date. Whenever any Distribution to be made under this Plan shall be due on a day other than a Business Day, such Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.

ARTICLE IX

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1	Assumption of Executory Contracts and Unexpired Leases.

9.1.1        Assumption of Contracts and Leases of the U.S. Debtors on Schedule “9.1.”

Any executory contracts or unexpired leases listed on Schedule “9.1” to the Plan shall be deemed to have been assumed by the Debtors as of the Effective Date, and the Plan shall constitute a motion to assume such executory contracts and unexpired leases. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the applicable Debtor and its estate.

9.1.2        Cure Amounts.

With respect to each such executory contract or unexpired lease assumed by the Debtors, unless, prior to the Effective Date (1) the Bankruptcy Court determines otherwise pursuant to a Final Order or (2) the parties to the executory contract or unexpired lease agree otherwise, the dollar amount required to cure any defaults of the Debtors existing as of the Confirmation Date shall be conclusively presumed to be the amount set forth in Schedule “9.1” to the Plan with respect to such executory contract or unexpired lease unless an objection to the proposed cure amount is filed by the Voting Deadline. Subject to the occurrence of the Effective Date, any such cure amount shall be treated as an Allowed Administrative Expense under the Plan unless an objection is timely filed, and, upon payment of such Allowed Administrative Expense, all defaults of the Debtors existing as of the Confirmation Date with respect to such executory contract or unexpired lease shall be deemed to have been cured.

9.1.3        Assignment of Assumed Aleris Contracts and Leases.

On the Effective Date, in furtherance of the obligations of the Reorganized Debtors under the Transaction Agreements, the executory contracts and unexpired leases set forth on Schedule “9.1” hereto, which either have been assumed during the course of the Chapter 11 Cases or are being assumed pursuant to Section 9.1.1 hereof, shall be assigned to the Entity identified on Schedule “9.1.”

9.1.4        Assumption of ADH Contracts and Leases.

Any executory contracts or unexpired leases of ADH (whether or not such executory contracts or unexpired leases are listed on the Schedules of ADH) shall be deemed to have been assumed by ADH as of the Effective Date. The Plan shall constitute a motion to assume such executory contracts and unexpired leases. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of ADH and its estate. The parties to such executory contracts and unexpired leases shall not be required to assert any cure claims in the Chapter 11 Cases, but may instead assert any claims or obligations owed by ADH in the ordinary course in a forum of competent jurisdiction.

9.2	Rejection of Executory Contracts and Unexpired Leases of the U.S. Debtors.

Any executory contracts or unexpired leases of the U.S. Debtors (whether or not such executory contracts or unexpired leases are listed on the Schedules of the U.S. Debtors) that either (a) are set forth on Schedule “9.2” to the Plan or (b) (1) are not listed on Schedule “9.2” to the Plan, (2) have not been assumed by the Debtors with the approval of the Bankruptcy Court, and (3) are not the subject of pending motions to assume at the Confirmation Date shall be deemed to have been rejected by the Debtors as of the Effective Date.

The Plan shall constitute a motion to reject such executory contracts and unexpired leases, and the Reorganized Debtors shall have no liability thereunder except as is specifically provided in the Plan. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interest of the applicable Debtor and its estate.

9.3	Claims Arising from Rejection, Termination, or Expiration.

Claims created by the rejection of executory contracts or unexpired leases (including, without limitation, the rejection provided in Section 9.2 of the Plan) or the expiration or termination of any executory contract or unexpired lease of any of the U.S. Debtors prior to the Confirmation Date, must be filed with the Bankruptcy Court and served on the Debtors no later than thirty (30) days after:

(a)	in the case of an executory contract or unexpired lease that was terminated or expired by its terms prior to the Confirmation Date, the Confirmation Date,

(b)	in the case of an executory contract or unexpired lease rejected by the Debtors, the entry of the order of the Bankruptcy Court authorizing such rejection, or

(c)	in the case of an executory contract or unexpired lease that is deemed rejected pursuant to Section 9.2 of the Plan, the Confirmation Date.

Any Claims for which a rejection claim is not filed and served within the time provided herein will be forever barred from assertion and shall not be enforceable against HoldCo, IntermediateCo, any of the OpCos, the Reorganized Debtors, or any of their respective estates, assets, properties, or interests in property.

Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims under the Plan and shall be subject to the provisions of Article V of the Plan.

9.4	Previously Scheduled Contracts.

Schedule “9.4” to the Plan sets forth a list of agreements that were listed on the Schedules of the U.S. Debtors as executory contracts, but which the Debtors believe should not be considered executory contracts (either because they were not executory contracts as of the Commencement Date or because they have expired or terminated in accordance with their terms prior to the Effective Date). If any party to an agreement listed on Schedule “9.4“ believes that such agreement is an executory contract or unexpired lease that should be assumed or rejected in the Chapter 11 Cases, such party must file an objection to the characterization of its agreement by the Voting Deadline.

If any such agreements are determined to be executory contracts, the Debtors or the Reorganized Debtors, as the case may be, reserve the right to seek the assumption, assumption and assignment, or rejection of any such contract, and the time within which the Debtors or the Reorganized Debtors, as the case may be, may seek to assume, assume and assign, or reject any such agreements shall be tolled until twenty (20) Business Days after the date on which an order determining that any such agreement is an executory contract becomes a Final Order.

9.5	Insurance Policies and Agreements.

The Debtors do not believe that the insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Commencement Date constitute executory contracts. Pursuant to the Transaction Agreements, Aleris is assigning any right, title, and interest it has in any insurance policy or insurance agreement to the OpCo identified in the Acquisition Agreement.

To the extent that such insurance policies or agreements are determined to be executory contracts, then, notwithstanding anything contained in Section 9.1 or 9.2 of the Plan to the contrary, the Plan shall constitute a motion to assume such insurance policies and agreements and, in the case of Aleris, to assign such insurance policies and insurance agreements as set forth in Schedule “2” to the Acquisition Agreement. Subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtors, their estates, and all parties in interest in these Chapter 11 Cases.

Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments are required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy or agreement.

Nothing contained in the Plan, including this Section, shall constitute a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors, as the case may be, may hold against the insurer under any policy of insurance or insurance agreement.

9.6	Indemnification and Reimbursement Obligations.

For purposes of the Plan, the obligations of the Debtors to indemnify and reimburse persons who are or were directors, officers, or employees of the Debtors on the Commencement Date or at any time thereafter against and for any obligations pursuant to their respective Organizational Documents, applicable non-bankruptcy law, or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date.

9.7	Assumption of Employee Compensation and Benefit Programs.

On the Effective Date, the assumption and assumption and assignment of the benefit plans provided pursuant to this Section 9.7 shall be (a) deemed to have occurred as of Effective Date unless specified otherwise herein or in the Transaction Agreements, (b) authorized, (c) deemed approved in all respects, and (d) in effect from and after the Effective Date or such other date in each case without requiring further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by any party or Entity, including any administrative committee of any plan or the stockholders or directors of the Debtors or the Reorganized Debtors.

Except with respect to any benefit plans, policies, or programs (x) for which the Debtors have received approval of the Bankruptcy Court to reject or terminate on or before the Effective Date (y) that is rejected or terminated pursuant to the Plan, or (z) that is subject to a pending motion to reject or terminate as of the Confirmation Date, all employment and severance policies, workers’ compensation programs, and all compensation and benefit plans, policies and programs of the Debtors applicable to any employee, officer, or director that is in his or her position as of the Confirmation Date, including, without express or implied limitation, all retirement and savings plans; health care plans; disability plans; employee assistance programs; severance benefit plans; incentive plans; life, accidental death, and dismemberment insurance plans; and any other benefit plans, policies, or programs that the Debtors are required to continue pursuant to section 1113 or section 1114 of the Bankruptcy Code, shall be deemed to be, and shall be treated as though they are, executory contracts that are deemed assumed under the Plan, and the Debtors’ obligations under such plans, policies, and programs shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code.

Any rights and obligations of Aleris under such plans, policies, and programs shall be assumed and/or assigned in accordance with the Transaction Agreements.

Any defaults existing under any of such plans, policies, and programs shall be cured promptly after they become known by the Reorganized Debtors.

9.8	Management Agreements.

On the Effective Date, all employment contracts between the Debtors and any employee of the Debtors who was employed by the Debtors as of the date immediately preceding the Effective Date (including, without limitation, any offer letters issued to any such employees to the extent such offer letters are not superseded by formal employment contracts) shall be deemed assumed by the Debtors; provided, however, that set forth in Schedule “9.8” to the Plan is a list of employees of the Debtors that will enter into, or have entered into, new employment contracts with HoldCo, the Debtors, or the Reorganized Debtors on or before the Effective Date and the material terms of such contracts, in which case any such new employment contract described on Schedule “9.8“ to the Plan will supersede the existing contract with such employee. Any rights and obligations of Aleris under any such employment contracts shall be assigned to, and assumed by, as set forth in Schedule “2” to the Acquisition Agreement.

ARTICLE X

CONFIRMATION OF THE PLAN

10.1    Condition Precedent to Entry of the Confirmation Order.

Entry of the Confirmation Order (and the occurrence of the Confirmation Date) is subject to the termination of the Pension Plans in accordance with 29 U.S.C. § 1341(c) or 1342.

10.2    Conditions Precedent to the Effective Date.

10.2.1        Occurrence of the Effective Date.

The “effective date of the plan,” as used in section 1129 of the Bankruptcy Code, shall not occur, and the Plan shall be of no force and effect, until the Effective Date. The occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:

(a)	The Confirmation Order has been entered and is in full force and effect.

(b)	The Confirmation Order has become a Final Order.

(c)	All conditions to the obligations of the Backstop Parties in the Equity Commitment Agreement have been satisfied or waived.

(d)	The Reorganized Debtors (other than Reorganized Aleris) shall have received a commitment reasonably satisfactory to such Reorganized Debtors and a Majority in Interest for an Exit ABL Facility, and all conditions to closing under the Exit ABL Facility have been satisfied or waived.

(e)	The Rights Offering has been completed, including, among other things, the occurrence of the Subscription Expiration Date.

(f)	All required regulatory approvals from any government agencies, including, without limitation, the European Commission, shall have been obtained, and any applicable waiting period under the HSR Act shall have expired or been terminated.

(g)	Each of the exhibits to the Plan shall be in form and substance reasonably satisfactory to the Reorganized Debtors and a Majority in Interest.

(h)	The U.S. Plan Value is no less than $120 million.

10.2.2        Waiver of Conditions Precedent.

Notwithstanding the foregoing, the Debtors reserve the right to waive the occurrence of any of the foregoing conditions precedent to the Confirmation Date or the Effective Date or to modify any of such conditions precedent with the express consent of a Majority in Interest; provided, however, the Debtors may not waive the condition to the occurrence of the Effective Date set forth in Section 10.2.1(h) of the Plan unless each holder of a U.S. Roll-Up Claim either (a) agrees to receive less value than its Pro Rata Share of the U.S. Roll-Up Minimum Recovery or (b) receives value at least equal to its Pro Rata Share of the U.S. Roll-Up Minimum Recovery. Any such written waiver of a condition precedent set forth in this section may be effected at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. Except as the Debtors may otherwise specify, any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.

10.2.3        Effect of Failure of Conditions to the Effective Date.

If the Debtors decide, in consultation with the Majority in Interest, that one of the foregoing conditions cannot be satisfied, and the Debtors do not waive the occurrence of such condition, then the Debtors, with the consent of a Majority in Interest shall file a notice of the failure of the Effective Date with the Bankruptcy Court, at which time the Plan and the Confirmation Order shall be deemed null and void.

10.3    Effects of Confirmation.

10.3.1        Vesting of Assets.

Except as otherwise provided in the Plan, on the Effective Date, title to all assets and properties and interests in property dealt with by the Plan shall vest in the Reorganized Debtors free and clear of all Claims, Equity Interests, Encumbrances, and other interests, and the Confirmation Order shall be a judicial determination of discharge of the liabilities of the Debtors arising prior to the Effective Date, except as may be otherwise provided in the Plan.

10.3.2        Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted or rejected the Plan.

10.3.3        Discharge of Debtors.

The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Commencement Date, against the Debtors, or their estates, assets, properties, or interests in property; provided, however, ADH shall not receive a discharge and release of Allowed European Term Loan Claims and Allowed European Roll-Up Term Loan Claims, and such claims shall survive ADH’s chapter 11 case.

Except as otherwise provided herein, on the Effective Date, all Claims against the Debtors and Equity Interests in Aleris and the Dissolving U.S. Subsidiaries shall be satisfied, discharged, and released in full. The Reorganized Debtors shall not be responsible for any obligations of the Debtors except those expressly assumed by the Reorganized Debtors in the Plan. All Entities shall be precluded and forever barred from asserting against the Debtors, the Reorganized Debtors, their successors or assigns, or their assets, properties, or interests in property any other or further Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

10.3.4        Release of Certain Parties.

On the Effective Date, the Debtors and the Reorganized Debtors shall be deemed to and hereby unconditionally and irrevocably release (a) each person who is or was a director or officer of the Debtors on the Commencement Date or any time thereafter and (b) the Backstop Parties, the DIP ABL Agent Bank, the DIP Term Agent Bank, the Prepetition Term Loan Agent Bank, the Prepetition ABL Agent Banks, the Indenture Trustees, and in each case, their respective Affiliates and all of their respective directors and officers, each in their capacity as such, from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity or person would have been legally entitled to assert (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Entity would have been able to assert on behalf of the Debtors, relating to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan, except that (x) no such (i) director or officer of the Debtors or (ii) Backstop Party, Affiliate thereof, or director or officer thereof shall be released from any act or omission that constitutes gross negligence, willful misconduct, or fraud as determined by Final Order of a court of competent jurisdiction, and (y) the foregoing release shall not apply to (i) any express contractual or financial obligations owed to the Debtors or the Reorganized Debtors under the Plan or that survives confirmation of the Plan, (ii) any right or obligation arising under or that is part of the Plan or an agreement entered into pursuant to, in connection with or contemplated by, the Plan, or (iii) any right or obligation arising from any agreement to purchase or sell a Claim or any related transaction.

10.3.5        Exculpation.

None of the Debtors, the Reorganized Debtors, HoldCo, IntermediateCo, any of the OpCos, any of the Backstop Parties and their Affiliates, any of the members of the Creditors’ Committee, the DIP ABL Agent Bank, the DIP Term Agent Bank, the Prepetition Term Loan Agent Bank, the Prepetition ABL Agent Banks, the Indenture Trustees, or any of their respective affiliates, officers, directors, employees, attorneys, agents, or advisers, each in their capacity as such, shall have or incur any liability to any Entity for any act or omission in connection with or arising out of the Chapter 11 Cases, including, without limitation, the commencement of these Chapter 11 Cases, the DIP Credit Agreement, the negotiation of the Plan, pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under, or in connection with, the Plan. Nothing in this exculpation shall be deemed a release of a non-debtor third party of any Claim discharged hereunder.

10.3.6        Reservation of Claims Including Avoidance Actions.

Any rights, claims, or causes of action accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any statute or legal theory, including, without express or implied limitation, any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code and (except as provided herein) any rights to, claims or causes of action for recovery under any policies of insurance issued to or on behalf of the Debtors shall remain assets of the Debtors’ estates and, on the Effective Date, shall be transferred to the Reorganized Debtors. The Reorganized Debtors shall be deemed the appointed representatives to, and may, pursue, litigate, and compromise and settle any such rights, claims, or causes of action, as appropriate, in accordance with what is in the best interests of and for the benefit of the Reorganized Debtors; provided, however, that, upon the occurrence of the Effective Date, the Debtors shall be deemed to have released any right to pursue an avoidance or recovery action under section 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code against any Creditor that continued to supply goods or services to any of the Debtors during the pendency of the Chapter 11 Cases.

10.3.7        Term of Injunctions or Stays.

(a)	Injunction Related to Discharged Claims and Cancelled Interests.

Except as otherwise expressly provided herein, and except with respect to enforcement of the Plan, all Entities who have held, hold, or may hold Claims against or Equity Interests in any Debtor are permanently enjoined, from and after the Effective Date, from:

(i)	commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized Debtor;

(ii)	enforcing, attaching, collecting, or recovering by any manner or means of any judgment, award, decree, or order against any Reorganized Debtor with respect to any such Claim or Equity Interest;

(iii)	creating, perfecting, or enforcing any encumbrance of any kind against any Reorganized Debtor, or against property of any Reorganized Debtor,

as applicable, with respect to any such Claim or Equity Interest; and

(iv)	asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable, with respect to any such Claim or Equity Interest; provided, notwithstanding any provision to the contrary in the Plan, the Order confirming the Plan, and any implementing Plan documents, nothing shall affect the rights of any Creditor to assert its setoff, subrogation, or recoupment rights to the extent permitted under section 509, section 553, or any other applicable provision of the Bankruptcy Code.

(b)	Continuation of Existing Injunctions and Stays.

Unless otherwise ordered by the Bankruptcy Court or by the Plan, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

(c)	Injunction Against Worthless Stock Deductions.

Unless otherwise ordered by the Bankruptcy Court, on or after the Confirmation Date, any person or group of persons constituting a “fifty percent shareholder” of Aleris within the meaning of section 382(g)(4)(D) of the Tax Code shall be enjoined from claiming a worthless stock deduction with respect to any Aleris Equity Interests held by such person(s) (or otherwise treating such Equity Interests as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending prior to the Effective Date.

ARTICLE XI

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) to perform any of the following actions:

(a)	to hear and determine any and all motions or applications pending on the Confirmation Date (or thereafter if a contract listed on Schedule “9.4“ of the Plan is thereafter determined to be executory, and the Debtors are required to assume or reject it) for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which a Debtor is a party or with respect to which a Debtor may be liable, and to hear and determine any and all Claims resulting therefrom or from the expiration or termination prior to the Confirmation Date of any executory contract or unexpired lease;

(b)

to determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by any of the Reorganized Debtors after the Effective Date, including, without express or implied limitation, any claims to avoid any preferences, fraudulent transfers, or other avoidable transfers, or otherwise to recover assets for the benefit of the Debtors’ estates;

(c)	to hear and determine any objections to the allowance of Claims arising prior to the Effective Date, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow or disallow any Disputed Claim in whole or in part;

(d)	to issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

(e)	to consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without express or implied limitation, the Confirmation Order;

(f)	to hear and determine all applications for allowances of compensation and reimbursement of expenses of professionals under sections 330 and 331 of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under the Plan;

(g)	to hear and determine all controversies, suits, and disputes that may relate to, affect, or arise in connection with the Plan (and all exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

(h)	to the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or Cause of Action by or against the Debtors’ estates;

(i)	to determine such other matters that may be set forth in the Plan, the Confirmation Order, or that may arise in connection with the Plan or the Confirmation Order;

(j)	to hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which the Debtors may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any request for expedited determination under section 505(b) of the Bankruptcy Code);

(k)	to hear and determine matters concerning the exemption to comply with any applicable non-bankruptcy laws and regulations, in accordance with, among other things, section 1123(a)(5) of the Bankruptcy Code, relating to transactions contemplated by the Plan; and

(l)	to enter an order or final decree closing these Chapter 11 Cases.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1    Payment of Statutory Fees.

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing on confirmation of the Plan, shall be paid by the Debtors on or before the Effective Date. Notwithstanding Section 6.4 of the Plan, the Debtors shall pay all of the foregoing fees on a per-Debtor basis.

12.2    Exemption from Securities Law.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any Securities pursuant to the Plan (other than Securities distributed pursuant to the Rights Offering or the Equity Commitment Agreement) and any and all settlement agreements incorporated herein shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of Securities. In addition, except as otherwise provided in the Plan, under section 1145 of the Bankruptcy Code, any Securities contemplated by the Plan and any and all settlement agreements incorporated therein will be freely tradable by the recipients thereof, subject to:

(a)	the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments;

(b)	the restrictions, if any, on the transferability of such Securities and instruments; and

(c)	applicable regulatory approval.

Notwithstanding the foregoing, shares of New Common Stock and IntermediateCo Notes issued to the Rights Offering Participants and the Backstop Parties pursuant to the Rights Offering and the Equity Commitment Agreement, respectively, shall be issued pursuant to the exemption provided under section 4(2) of the Securities Act, Regulation D thereunder, or Regulation S thereunder. The holders of such equity and debt Securities shall receive registration rights with respect to the New Common Stock as set forth in the Registration Rights Agreement.

12.3    Third Party Agreements.

The Distributions to the various classes of Claims hereunder shall not affect the right of any Entity to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect.

12.4    Dissolution of Creditors’ Committee.

On the Effective Date, the Creditors’ Committee shall thereupon be released and discharged of and from all further authority, duties, responsibilities, and obligations relating to and arising from and in connection with these Chapter 11 Cases. Except for the limited purpose of presenting final applications for fee and expenses, the Creditors’ Committee shall be deemed dissolved.

12.5    Notices.

Any notices, requests, and demands required or permitted to be provided under the Plan, in order to be effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually received at the following addresses:

If to the Debtors:

Aleris International, Inc

25825 Science Park Dr., Suite 400

Beachwood, Ohio 44122

Attn: Christopher R. Clegg, Esq.

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:     Stephen Karotkin, Esq.

             Debra A. Dandeneau, Esq.

and

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:     Paul N. Heath, Esq.

              L. Katherine Good, Esq.

              Andrew C. Irgens, Esq.

If to the Creditors’ Committee:

Reed Smith LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, Pennsylvania 19103

Attn:      Claudia Z. Springer, Esq.

              Derek J. Baker, Esq.

Reed Smith LLP

Reed Smith Centre

225 Seventh Avenue

Pittsburgh, Pennsylvania 15222

Attn:      Paul M. Singer, Esq.

Reed Smith LLP

1202 N. Market Street, Suite 1500

Wilmington, Delaware 19801

Attn:      Kurt F. Gwynne, Esq.

              Mark W. Eckard, Esq.

If to the Backstop Parties:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:      Alan W. Kornberg, Esq.

              Kenneth M. Schneider, Esq.

Wachtell, Lipton, Rosen, & Katz

51 West 52nd Street

New York, New York 10019

Attn:      Philip Mindlin, Esq.

              Andrew J. Nussbaum, Esq.

              Gregory E. Pessin, Esq.

12.6    Headings.

The headings used in the Plan are inserted for convenience only and neither constitutes a portion of the Plan nor in any manner affects the construction of the provisions of the Plan.

12.7    Inconsistency.

In the event of any inconsistency among the Plan, the Disclosure Statement, and any exhibit or any schedule to the Disclosure Statement, the Plan governs. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order governs.

12.8    Severability.

At the option of the Debtors, acting with the consent of a Majority in Interest, any provision of the Plan, the Confirmation Order, or any of the exhibits to the Plan that is prohibited,

unenforceable, or invalid shall, as to any jurisdiction in which such provision is prohibited, unenforceable, or invalidated, be ineffective to the extent of such prohibition, unenforceability, or invalidation without invalidating the remaining provisions of the Plan, the Confirmation Order, and the exhibits to the Plan or affecting the validity or enforceability of such provisions in any other jurisdiction.

12.9    Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such agreements, documents, or instruments.

12.10    Tax Related Provisions.

12.10.1    Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without express or implied limitation, any liens granted in connection with Exit ABL Facility and the sale, transfer, or other disposition of assets held by OpCo for disposition, as described in Section 7.6 of the Plan shall not be subject to any sales and use, stamp, real estate transfer, mortgage recording, or other similar tax.

12.10.2    Expedited Determination of Postpetition Taxes.

The Debtors and the Reorganized Debtors are authorized (but not required) to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for all taxable periods (or portions thereof) from the Commencement Date through (and including) the Effective Date.

Dated:    Wilmington, Delaware

      March 19, 2010.

Respectfully submitted,

Aleris International, Inc.

Alchem Aluminum Shelbyville Inc.

Alchem Aluminum, Inc.

Aleris Aluminum Europe, Inc.

Aleris Aluminum U.S. Sales Inc.

Aleris Blanking and Rim Products, Inc.

Aleris Light Gauge Products, Inc.

Aleris Nevada Management, Inc.

Aleris Ohio Management, Inc.

Aleris, Inc.

Alsco Holdings, Inc.

Alsco Metals Corporation

Alumitech of Cleveland, Inc.

Alumitech of Wabash, Inc.

Alumitech of West Virginia, Inc.

Alumitech, Inc.

AWT Properties, Inc.

CA Lewisport, LLC

CI Holdings, LLC

Commonwealth Aluminum Concast, Inc.

Commonwealth Aluminum Lewisport, LLC

Commonwealth Aluminum Metals, LLC

Commonwealth Aluminum Sales Corporation

Commonwealth Aluminum Tube Enterprises, LLC

Commonwealth Aluminum, LLC

Commonwealth Industries, Inc.

ETS Schaefer Corporation

IMCO Indiana Partnership L.P.

IMCO International, Inc.

IMCO Investment Company

IMCO Management Partnership, L.P.

IMCO Recycling of California, Inc.

IMCO Recycling of Idaho Inc.

IMCO Recycling of Illinois Inc.

IMCO Recycling of Indiana Inc.

IMCO Recycling of Michigan L.L.C.

IMCO Recycling of Ohio Inc.

IMCO Recycling of Utah Inc.

IMCO Recycling Services Company

IMSAMET, Inc.

Rock Creek Aluminum, Inc.

Silver Fox Holding Company

Wabash Alloys, L.L.C.

Aleris Deutschland Holding, GmbH.

By:	/s/ Sean M. Stack
Name:	Sean M. Stack
Title:	Executive Vice President
and Chief Financial Officer of Aleris International, Inc., President of the other U.S. Debtors, and Managing Director of ADH

Schedules and Exhibits Omitted Pursuant to Item 601(b)(2) of Regulation S-K

The following schedules and exhibits to the Plan were omitted from this Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K. We agree to furnish supplementally to the Securities and Exchange Commission copies of these omitted schedules and exhibits upon request.

Exhibits

Exhibit No.	Description

1.1.5	Acquisition Agreement
1.1.32	Form of Amended and Restated Organizational Documents of HoldCo, IntermediateCo, and the Reorganized Debtors
1.1.49	Amendment to the Claims Settlement Guidelines
1.1.56	Contribution Agreement
1.1.85	Equity Commitment Agreement
1.1.113	Form of IntermediateCo Note Indenture
1.1.115	Form of Certificate of Designation of IntermediateCo Preferred Stock
1.1.152	Form of Registration Rights Agreement
1.1.177	Form of Stockholders Agreement
7.10.1	Letter Amending the European Term Loan Facility
7.10.2	Letter Amending the DIP Term Credit Agreement
Schedules
Schedule No.	Description

1.1.10	ADH Liquidity Adjustment
1.1.11(j)	ADH Plan Deductions
1.1.109	Insured Claims
1.1.188	U.S. Liquidity Adjustment
1.1.189(o)	U.S. Plan Deductions
7.6.1	Transactions under Section 7.6.1 of the Plan (Merger/Dissolution/Consolidation)
7.6.3	Assets to Be Disposed under Section 7.6.3 of the Plan (Disposition of Certain Assets)
7.11.2	Members of HoldCo Board of Directors
9.1	Executory Contracts and Leases to Be Assumed
9.2	Executory Contracts and Leases to Be Rejected
9.4	Previously Scheduled Contracts
9.8	Management Agreements